ASSET PURCHASE AGREEMENT

by and among

QUALCOMM INCORPORATED
as Purchaser,

RF MICRO DEVICES, INC.
as Parent,

and

RFMD WPAN, INC.
as Seller

Dated as of December 1, 2006

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ARTICLE I....... PURCHASE AND SALE OF ASSETS;  ASSUMPTION OF

ARTICLE III...... REPRESENTATIONS AND WARRANTIES OF THE PARENT

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A     -     Form of Joint Defense Agreement
Exhibit B     -     Form of Agreement Regarding Certain Indemnity Claims
Exhibit C     -     Retained Know-How Rights
Exhibit D     -     Form of Legal Opinion
Exhibit E      -     Form of Patent Assignment
Exhibit F      -     Form of Trademark Assignment
Exhibit G     -     Assumption Agreement
Exhibit H     -     Bill of Sale

Disclosure Schedule
Schedule 5.6                -  Excluded Employees
Schedule 6.2(j)             -  Required Amendments
Schedule 9.1(A)           -  Assets
Schedule 9.1(B)           -  Assumed Contracts
Schedule 9.1(C)           -  Financial Information
Schedule 9.1(D)           -  Required Contract Consents
Schedule 9.1(E)            -  Excluded Assets
Schedule 9.1(F)            -  Excluded Business
Schedule G                   -  Assumed Liabilities
Schedule H-1               -  Assets

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of December 1, 2006, by and among QUALCOMM Incorporated, a Delaware corporation, RFMD WPAN, Inc., a Delaware corporation, and RF Micro Devices, Inc., a North Carolina corporation, relating to the sale of the Assets and the business as a going concern heretofore conducted by Seller as a wholly-owned subsidiary of Parent.  Certain capitalized terms used in this Agreement have the meaning assigned to them in Article IX.

WHEREAS, each of Purchaser, Parent and Seller has received requisite approval and deems it advisable and in the best interests of their respective companies and the stockholders of their respective companies that the Parent (solely with respect to the Seller and the Assets) and the Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Parent (solely with respect to the Seller and the Assets) and the Seller, the Assets in exchange for cash and the assumption of the Assumed Liabilities, all according to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.1              Sale and Transfer of Assets and Assumption of Liabilities.

            (a)                Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing:

                        (i)                 the Parent and the Seller agree to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from the Parent and Seller, all of Parent's and the Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances except (A) Permitted Encumbrances, (B) Encumbrances disclosed in this Agreement or the Disclosure Schedule, (C) the Assumed Liabilities, and (D) the Retained Know-How Rights; and

                        (ii)                the Parent and the Seller agree to assign to Purchaser and Purchaser shall assume from the Parent and the Seller, all of the Parent's and the Seller's rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto.

In connection with the transactions contemplated herein, on the Closing Date, the Parent and the Seller shall take (and shall cause their respective Affiliates to take) any and all actions that may be required, or reasonably requested by Purchaser, to transfer good and marketable title to all of the Assets free and clear of all Encumbrances (except Permitted Encumbrances, Encumbrances disclosed in this Agreement or the Disclosure Schedule, Assumed Liabilities and the Retained Know-How Rights) to Purchaser.  Parent and the Seller shall deliver possession of all of the Assets to Purchaser on or as soon as practicable after the Closing Date at Seller's principal place of business and by such means as are reasonably designated by Purchaser, and Parent and the Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser good and marketable title to all Assets, free and clear of all Encumbrances (except Permitted Encumbrances, Encumbrances disclosed in this Agreement or the Disclosure Schedule, Assumed Liabilities and the Retained Know-How Rights), as well as such other instruments of sale and/or transfer as counsel to Purchaser may reasonably request (whether at or after the Closing Date) to evidence and effect the transaction contemplated herein.  Parent and the Seller agree that, to the extent any Assets are owned or held by any Affiliate of Parent or Seller, the Parent and/or Seller shall also cause good and marketable title to such Assets to be transferred and assigned to Purchaser free and clear of all Encumbrances (except Permitted Encumbrances, Encumbrances disclosed in this Agreement or the Disclosure Schedule, Assumed Liabilities and the Retained Know-How Rights) on the Closing Date.

            (b)               Notwithstanding anything herein to the contrary, Parent and Seller shall retain all of their respective rights, title and interest in and to, and Purchaser not shall acquire any interest in, the Excluded Assets.

Section 1.2              The Purchase Price.

            (a)                The aggregate consideration for the Assets shall be the assumption of the Assumed Liabilities pursuant to Section 1.3(a) and the payment of the Purchase Price (subject to adjustment as provided herein).  At Closing the Purchaser shall deliver to Seller, via wire transfer, an amount equal to the Purchase Price less (i) any Withholding Taxes deducted pursuant to Section 1.2(b), and (ii) the Indemnification Holdback.

            (b)               Purchaser may deduct from the Purchase Price any Withholding Taxes.  Purchaser shall provide Seller with evidence of payment to the appropriate taxing authorities of the withheld Withholding Taxes.  If for any reason the appropriate amount of Withholding Taxes is not withheld from the Purchase Price, any Withholding Taxes not withheld shall remain Excluded Liabilities despite such failure to withhold, and any amount in excess the actual Withholding Taxes payable shall be refunded to Parent as soon as reasonably practicable.

Section 1.3              Assumption of Liabilities.

            (a)                Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from the Parent and/or the Seller and to thereafter pay, perform and/or otherwise discharge in a timely manner only the Assumed Liabilities.

            (b)               Nothing herein shall be deemed to deprive Purchaser or any Affiliate of Purchaser of any Defenses and Claims.  Effective as of the Closing, Parent and the Seller agree to assign, transfer and convey to Purchaser all Defenses and Claims and agree to cooperate with Purchaser to maintain, secure, perfect and enforce such Defenses and Claims.

Section 1.4              Liabilities Not Assumed.  Except as expressly set forth in Section 1.3 above with respect to the Assumed Liabilities, Purchaser shall not assume or become liable or obligated in any way, and Parent and/or the Seller shall retain and remain solely liable for and obligated to discharge and neither Purchaser nor any Affiliate thereof shall be liable in any manner for, all debts, expenses, accounts payable, contracts, agreements, commitments, obligations, claims, suits and other liabilities of Parent or the Seller of any nature whatsoever, whether or not related to the business of the Seller or the Assets, whether known or unknown, accrued or not accrued, fixed or contingent, current or arising hereafter which is not an Assumed Liability, including, but not limited to liabilities that relate to the ownership of the Assets prior to the Closing (other than Assumed Liabilities).

ARTICLE II
THE CLOSING

Section 2.1              The Closing.  The closing of the sale and transfer of the Assets to Purchaser and the other Transactions shall take place at the offices of DLA Piper US LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121, at 10:00 a.m., California time, on such date as shall be mutually agreed upon by the parties hereto but in any event no later than five (5) business days following the satisfaction and/or waiver of all conditions to close set forth in Article VI (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date or place is agreed in writing by each of the parties hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
PARENT AND THE SELLER

Except as specifically set forth in the Disclosure Schedule delivered to Purchaser simultaneously with the execution hereof, Parent and Seller jointly and severally represent and warrant to Purchaser that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date.  Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement; provided, however, that any matter set forth in one section of the Disclosure Schedule shall also be deemed to apply to each section or subsection of this Agreement, other than Sections 3.20 and 3.27 which require specific disclosure thereunder of any exception to the representations and warranties set forth therein, to which its relevance is readily apparent on its face from the specific content of the disclosure set forth in the Disclosure Schedule and Parent and Seller shall make a good faith effort to cross-reference to such other section(s) and/or subsection(s).

Section 3.1              Authorization.  Parent and Seller have full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to which they will be a party) and to consummate the Transactions.  The execution, delivery and performance by Parent and Seller of this Agreement and the Ancillary Agreements (to which they will be a party) and the consummation by it of the Transactions have been duly authorized by the Board of Directors of each of Parent and Seller, and no other corporate action on the part of Parent or Seller is necessary to authorize the execution and delivery by Parent and Seller, respectively, of this Agreement, the Ancillary Agreements (to which they will be a party) or the consummation by it of the Transactions.  No vote of, or consent by, the holders of any class or series of capital stock or Voting Debt issued by Parent or Seller is necessary to authorize the execution and delivery by Parent and Seller of this Agreement, the Ancillary Agreements (to which they will be a party) or the consummation by it of the Transactions.

Section 3.2              Binding Agreement.  This Agreement has been, and the Ancillary Agreements to which they will be a party will be, duly executed and delivered by Parent and Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement constitutes, and each Ancillary Agreement to which it is a party will constitute, a valid and binding obligation of Parent and Seller enforceable against Parent and Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3              Good Title Conveyed.  The Bill of Sale and the endorsements, assignments and other instruments to be executed and delivered by Parent and the Seller to Purchaser at the Closing will be valid and binding obligations of Parent and the Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to all the Assets free and clear of all Encumbrances (except Assumed Liabilities, Permitted Encumbrances and the Retained Know-How Rights).  Except for the Excluded Assets and the Retained Know-How Rights, the Assets include all assets, properties, contracts, permits or other items that are of material importance to the ongoing operation of the business of Seller in substantially the same manner in which such business has been conducted by Seller prior to the date of this Agreement.

Section 3.4              Organization; Qualification of Parent and the Seller.  Parent and the Seller (i) are each a corporation duly organized and validly existing (and, if applicable, in good standing) under the laws of its respective state of incorporation; (ii) have full corporate power and authority to carry on the business of the Parent and the Seller, respectively, as now being conducted and to own the Assets; and (iii) are duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the business of the Seller requires such qualification, except where failure to so qualify or be licensed would not have a Material Adverse Effect on the ability of Parent or Seller to consummate the Transactions.  Seller has heretofore delivered to Purchaser complete and correct copies of the certificate or articles of incorporation and bylaws of Parent and Seller, respectively, as currently in effect.  All of the outstanding capital stock of Seller is owned directly by Parent.  The Seller has no Subsidiaries.

Section 3.5              Consents and Approvals; No Violations.  Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement to which they will be a party by Parent and Seller, the consummation by Parent and Seller of the Transactions or compliance by Parent and Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation, the bylaws or similar organizational documents of Parent or Seller, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including, without limitation, consents from parties to loans, contracts, leases and other agreements to which Parent or Seller is a party), except for those filings, permits, authorizations, consents or approvals with respect to which failure to obtain would not result in a Material Adverse Effect to Seller, (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or otherwise result in a Material Adverse Effect or the loss of any material rights to Parent, Seller or Purchaser) under, any of the terms, conditions or provisions of any agreement to which the Parent or Seller is a party or by which the Assets are bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Assets of the Parent or Seller.

Section 3.6              Governmental Authorization.  Parent (solely with respect to the Seller and the Assets) and Seller (with respect to the Assets) has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Parent or Seller currently operates or holds any interest in any of the Assets; or (b) that is required for the Assets or the operation of the business of Seller or the holding of any such interest and all of such authorizations are in full force and effect, except where the failure to obtain or have any such authorizations, consents, licenses, permits, or grants could not reasonably be expected to have a Material Adverse Effect.

Section 3.7              Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Parent or Seller that has or could reasonably be expected to have the effect of prohibiting or materially impairing the full use and enjoyment of the Assets, any current business practice of Seller by Purchaser (other than such practices as are solely related to the Excluded Business), or the conduct of the business of Seller (other than the Excluded Business) by Purchaser as such business is currently conducted by Seller.

Section 3.8              Financial Information.  Parent and Seller have previously furnished to Purchaser  the Financial Information.  The Financial Information has been prepared from, is in accordance with and accurately reflects in all material respects the books and records of Parent and the Seller.

Section 3.9              Books and Records.  The books of account, Financial Information, minute books, stock record books and other records of Parent (solely with respect to the Seller and any of the Assets) and the Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 3.10          Accounts Receivable.  All accounts receivable of the Parent and Seller (solely with respect to Assets that constitute accounts receivable and not with respect accounts receivable that are Excluded Assets), whether reflected in the Financial Information or otherwise, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, are not subject to any prior assignment, lien or security interest and, to the Knowledge of Parent and Seller, are not subject to valid defenses, set-offs or counter claims, and are current and collectible net of any reserves shown in the Financial Information.  Subject to such reserve, each of the accounts receivable included in the Assets either has been collected in full or will be collected in full, without any set-off, within sixty (60) days after the day on which it became due and payable.

Section 3.11          Disputed Accounts Payable.  There are no unpaid invoices or bills representing amounts alleged to be owed by Parent on account of the Seller or alleged to be owed by Seller or other alleged obligations of the Seller, in each case with respect to the Assets, which Parent or Seller has disputed or determined to dispute or refuse to pay.

Section 3.12          Inventory.  All of the inventories of the Parent and Seller (solely with respect to inventory items that are included in the Assets and not with respect to inventory items that are Excluded Assets), whether reflected in the Financial Information or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down as reflected in the Financial Information or for which adequate reserves have been provided therein.  All inventories included in the Assets and not written off have been priced at the lower of average cost or market.  All finished goods inventory included in the Assets is, to the Knowledge of Parent and Seller, free of any Defect.  Except for Defects in work in process inventory that arise in the ordinary course of business consistent with past practice and industry norms, all work in process inventory included in the Assets is, to the Knowledge of Parent and Seller, free of any Defect.

Section 3.13          Equipment Held by Suppliers.  The Disclosure Schedule lists each pattern, die and tooling included in the Assets and owned by Parent for the benefit of the Seller or owned by Seller which is not in the possession of the Parent or Seller, if any, together, in each case, with the name, address and telephone number of each Person who holds such property.

Section 3.14          Goods Held on Consignment.  The Disclosure Schedule lists all goods that constitute Assets, if any, owned by Parent (for the benefit of the Seller) or the Seller which goods have been consigned by Parent or Seller to another Person, together, in each case, with a description of the terms of such consignment and the name, address and telephone number of the Person to whom such property has been consigned.

Section 3.15          Absence of Certain Changes.  Since September 30, 2006, each of the Parent (solely with respect to the Seller or any of the Assets) and the Seller has conducted its respective business only in the ordinary and usual course consistent with past practice, and neither the Parent (solely with respect to the Seller or any of the Assets) nor the Seller has:

            (a)                suffered any change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

            (b)               incurred any liability or obligation (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $50,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

            (c)                paid, discharged or satisfied any material claim, material liability or material obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

            (d)               permitted or allowed any of the Assets to be subjected to any Encumbrance, except for liens for current taxes not yet due;

            (e)                written down the value of any inventory included in the Assets or written off as uncollectible any notes or accounts receivable included in the Assets, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

            (f)                 cancelled any debts with respect to the business of the Seller or the Assets or waived any claims or rights of substantial value with respect to the business of the Seller or the Assets;

            (g)                acquired, sold, transferred, or otherwise disposed of any Assets, except in the ordinary course of business and consistent with past practice;

            (h)                disposed of or permitted to lapse any rights to the use of any Proprietary Rights;

            (i)                  granted any general increase in the compensation of officers or employees (other than Excluded Employees) of the Seller (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any other increase in the compensation payable or to become payable to any officer or employee (other than an Excluded Employee) of the Seller, other than in the ordinary course of business and consistent with past practices;

            (j)                 made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $100,000 (on a Seller-wide basis) for additions to property, plant, equipment or intangible capital assets;

            (k)               declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, except dividends with respect to Parent's or Seller's capital stock in property which does not constitute a part of the Assets or in cash;

            (l)                  paid, loaned or advanced any amount to, or sold, transferred or leased any Assets to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors except for (i) compensation to officers at rates not exceeding the rates of such fees and compensation in at September 30, 2006 and (ii) expense reimbursements and advances in the ordinary course of business consistent with past practice; or

            (m)              agreed, whether in writing or otherwise, to take any action described in this section.

Section 3.16          Title to Properties; Encumbrances.  Except for property sold since September 30, 2006 in the ordinary course of business and consistent with past practice, each of Parent and Seller has good, valid and marketable title to all of the Tangible Personal Property that each of them purports to own free and clear of all Encumbrances (other than Permitted Encumbrances).  The Assets to be conveyed to Purchaser and the Assumed Contracts to be assumed by Purchaser upon consummation of the Transactions include all rights, properties and other assets used by Parent and Seller to conduct the Seller's business (other than the Excluded Business), or necessary to permit Purchaser to conduct such business after the Closing in all material respects in the same manner as such business has been conducted by Seller prior to the Closing, except for the Excluded Assets, the Retained Know-How Rights and Assets sold since the date of this Agreement in the ordinary course of business and consistent with past practice.

Section 3.17          Real Property.  The Disclosure Schedule sets forth a complete list and the location of all Real Property.  To the Knowledge of Parent and the Seller, there are no proceedings, claims, or disputes affecting any Real Property that might interfere with the current use of the Seller Facility.

Section 3.18          Leases.  The Disclosure Schedule contains an accurate and complete description of the terms of each Lease.  A true and complete copy of each Lease has heretofore been delivered to Purchaser.  Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect.  The leasehold estate created by each Lease is free and clear of all Encumbrances (other than Permitted Encumbrances).  There are no existing defaults by Parent or Seller under any of the Leases.  No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Parent or Seller under any Lease.  To the Knowledge of Parent and Seller, the lessor under each Lease will consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

Section 3.19          Equipment.  The equipment included in the Assets that is owned or used by the Parent or Seller has no known defects and is in good operating condition and repair, ordinary wear and tear excepted.  None of the equipment included in the Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

Section 3.20          Environmental Matters.

            (a)                Each of Parent (solely with respect to the Seller and Parent's use of the Assets) and the Seller is in compliance in all material respects with all Environmental Laws.  Such compliance includes, but is not limited to, the possession by Seller (and Parent's use of the Assets) of all permits and other governmental authorizations required under all applicable Environmental Laws with respect to the Assets, and compliance with the material terms and conditions thereof.  Each such permit and other governmental authorization pursuant to the Environmental Laws is specifically identified in the Disclosure Schedule.

            (b)               To the Knowledge of Parent and Seller, neither Parent (solely with respect to the Seller or Parent's use of the Assets) nor Seller has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Assets are not, and the use thereof has not been, in full compliance with any Environmental Laws, and neither Seller nor Parent (solely with respect to Seller's or Parent's use of the Assets) are aware of any circumstances that may prevent or interfere with such full compliance in the future.  Parent and Seller have delivered to Purchaser prior to the execution of this Agreement all environmental reports that are in the possession of or reasonably available to the Parent and the Seller regarding the Assets.

            (c)                There is no Environmental Claim by any Person that is pending or, to the Knowledge of Parent and Seller, threatened against Parent or Seller or against any Person whose liability for any Environmental Claim Parent or Seller has assumed under any of the Assumed Contracts relating to the Assets.

            (d)               To the Knowledge of Parent and Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents caused by Seller or Parent (solely with respect to the Assets) or against any Person whose liability for any Environmental Claim Parent or Seller has assumed under any of the Assumed Contracts, including the release, emission discharge, presence or disposal of any Materials of Environmental Concern by Seller, that are in violation of Environmental Laws related to the Assets.

            (e)                Without in any way limiting the generality of the foregoing, (i) Seller has stored, disposed or arranged for the disposal of Materials of Environmental Concern in compliance in all material respects with Environmental Laws, (ii) to the Knowledge of Parent and Seller, there is no asbestos contained in or forming part of any of the Assets, and (iii) to the Knowledge of Parent and Seller, no PCBs or PCB-containing items are used or stored at the premises covered by Section 5.17.

            (f)                 The Assets are not subject to any removal or remediation action currently in effect relating to Materials of Environmental Concern.

Section 3.21          Contracts and Commitments.

            (a)                Other than the Assumed Contracts, none of Parent or Seller has any agreements, contracts, commitments or restrictions which are material to Seller's business, including the operations and prospects thereof (other than such agreements, contracts, commitments or restrictions relating solely to the Excluded Business).

            (b)               No purchase contracts or commitments under the Assumed Contracts continue for a period of more than 12 months from the Closing Date.

            (c)                Each of the Assumed Contracts is cancellable on notice of not longer than 30 days and without liability, penalty or premium or the payment of any other additional amount to which the other party to such agreement would not otherwise be entitled.

            (d)               None of Parent or Seller has any employment agreement, or any other agreement that contains any severance or termination pay, bonus or sales commission or similar liabilities or obligations, with any director, officer, employee, agent, consultant or advisor of Seller.

            (e)                None of Parent (solely with respect to the Seller and the Assets) or Seller is in material default under or in material violation of, nor to the Knowledge of Parent and Seller is there any valid basis for any claim of material default under or material violation of, any contract, commitment or restriction to which it is a party or by which it is bound.

            (f)                 None of Parent (solely with respect to the business of Seller) or Seller (solely with respect to the Assumed Contracts or as otherwise applicable to the Assets) is restricted by agreement from carrying on its business anywhere in the world.

            (g)                With respect to each Assumed Contract:  (i) the Assumed Contract is legal, valid, binding and enforceable and in full force and effect with respect to Parent or Seller, as applicable, and to the Knowledge of Parent and Seller is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) to the Knowledge of Parent and Seller, the Assumed Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Parent, Seller, nor to the Knowledge of Parent and Seller, any other party, is in breach or default in any material respect, and no event has occurred (or by entering into this Agreement will occur) that with notice or lapse of time would constitute a breach or default in any material respect by Parent or Seller, as applicable, or, to the Knowledge of Parent and Seller, by any such other party, or permit termination, or modification of, or acceleration of any payment due under, such Assumed Contract, and no notice of any such alleged breach or default has been served on or received by Parent or Seller.

Section 3.22          Customers and Suppliers.  Part 3.22 of the Disclosure Schedule lists, by dollar volume paid for the year ended March 31, 2006, the material customers of Seller and the material suppliers of Seller (in each case solely with respect to Seller Products that are included in the Assets).  With respect to such customers and suppliers:  (a) all amounts owing from such customers and suppliers, if not in dispute, have been paid substantially in accordance with their respective terms; (b) none of such customers or suppliers within the last twelve (12) months has threatened in writing to cancel, or otherwise terminate, the relationship of such person with Seller; and (c) none of such customers or suppliers during the last twelve (12) months has decreased materially or threatened to decrease or limit materially, its relationship with Seller or, to the Knowledge of Parent and the Seller, intends to decrease or limit materially its purchases from, or sales to, Seller.

Section 3.23          Insurance.  The Disclosure Schedule sets forth a true and complete list and description of all claims paid out or pending under all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Parent or Seller in force on the date hereof with respect to the business of the Seller or any of the Assets (and the use thereof).

Section 3.24          Casualties.  Since September 30, 2006, none of the Assets has been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance).

Section 3.25          Litigation.

            (a)                There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the Knowledge of Parent and the Seller, threatened against Parent (solely with respect to the Seller or Parent's use of any of the Assets) or the Seller, or any of the Seller's properties or any of the Seller's officers or directors (in their capacities as such).

            (b)               There is no judgment, decree or order against Parent (solely with respect to the Seller or Parent's use of the Assets) or Seller or, to the Knowledge of Parent and the Seller, any of Seller's directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Proprietary Rights in which Parent (solely with respect to Seller or any of the Assets) or Seller has (or purports to have) any right, title or interest; (ii) could prevent, enjoin, or materially alter or delay any of the Transactions or (iii) that could reasonably be expected to have a Material Adverse Effect on Seller or any of the Assets.

            (c)                All litigation to which Parent (solely with respect to Seller or Parent's use of the Assets) or Seller is a party (or, to the Knowledge of Parent and the Seller), threatened to become a party) is described in the Disclosure Schedule.

Section 3.26          Compliance with Laws.  Parent and Seller have complied in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the Assets or the business of the Seller, and no notice, charge, claim, action or assertion has been received by Parent (solely with respect to the Seller or any of the Assets) or Seller or has been filed, commenced or, to the Knowledge of Parent and the Seller, threatened against Parent (solely with respect to the Seller or any of the Assets) or Seller alleging any violation of any of the foregoing.

Section 3.27          Tax Matters.

            (a)                Parent (solely with respect to the Seller) and Seller have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (b)               No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent (solely with respect to the Seller) or Seller.  A list of all audits, examinations or investigations commenced or completed with respect to Parent (solely with respect to the Seller), or Seller with respect to taxable periods ending after March 31, 2003 is set forth in the Disclosure Schedule.

            (c)                There are no liens for Taxes upon the Assets, except for statutory liens for Taxes not yet due.

            (d)               All Tax deficiencies that have been claimed, proposed or asserted against Parent (solely with respect to the Seller or any of the Assets) or Seller have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

            (e)                No power of attorney has been granted by or with respect to Parent (solely with respect to the Seller or any of the Assets) or Seller with respect to any matter relating to Taxes.

            (f)                 None of Parent or Seller is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and none of Parent or Seller has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement.

            (g)                None of Parent or Seller has filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or Seller.

            (h)                None of the Parent or Seller is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

            (i)                  Other than any Tax Returns that have not yet been required to be filed, Parent and Seller have made available to Purchaser true and complete copies of the state and local sales, use and property Tax Return of Parent and Seller for each of the taxable years ended in 2003, 2004 and 2005.

            (j)                 Parent and Seller have delivered to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the federal, state, local or foreign Taxes due from or with respect to Seller and/or any of the Assets and (ii) all closing agreements entered into by or on behalf of Seller or with respect to any of the Assets with any taxing authority in each case existing on the date hereof.

            (k)               All Taxes owed and due by Parent (solely with respect to the Seller or the Assets) or Seller (whether or not shown on any Tax Return) have been paid on a timely basis.

            (l)                  Parent and Seller have duly filed all Tax Returns relating to the Seller or the Assets that are required to be filed and have duly paid or caused to be duly paid in full all Taxes relating to Seller or the Assets required to be paid for all periods or portions thereof ending through the date hereof.  All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for such Taxes for the periods covered thereby.

            (m)              None of Parent (solely with respect to Seller or the Assets) or Seller has received written notice of any claim made by an authority in a jurisdiction where Parent or Seller does not file Tax Returns, that Parent (solely with respect to Seller or the Assets) or Seller is or may be subject to taxation by that jurisdiction.

            (n)                None of Parent (solely with respect to Seller or the Assets) or Seller has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns relating to the Seller or the Assets or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Seller or the Assets nor is any request to do so outstanding.

            (o)               None of the Assets is or will be required to be treated as being owned by another person pursuant to section 168(f)(8) of the Code (as in effect prior to the amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of section 168 of the Code.

Section 3.28          Employee Benefit Plans.

            (a)                The Disclosure Schedule lists each Plan covering the employees of Seller.

            (b)               None of the Plans is a pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or a multiemployer plan (within the meaning of Section 3(37) or 4001(3) of ERISA) that is subject to Title IV of ERISA.  None of the Assets is subject to a lien arising under Section 3.02 of ERISA or Title IV of ERISA, nor has any event occurred that could reasonably be expected to give rise to any such lien.

            (c)                Except as required by law, no Plan provides medical or dental coverage following retirement or other termination of employment.

Section 3.29          Intellectual Property.

            (a)                Part 3.29(a) of the Disclosure Schedule lists the following with respect to Proprietary Rights of the Parent (solely with respect to Proprietary Rights included in the Assets) and Seller:

                        (i)                  Part 3.29(a)(i)(A) of the Disclosure Schedule list all of the Patents owned by the Seller and the Parent (to the extent such Patents are included in the Assets), setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.  Part 3.29(a)(i)(B) of the Disclosure Schedule lists all of the Patents in which the Seller and the Parent (to the extent such Patents are included in the Assets) have any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Seller and the Parent (to the extent such Patents are included in the Assets), setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by the Seller and Parent.

                        (ii)                Part 3.29(a)(ii)(A)-1 and Part 3.29(a)(ii)(A)-2 of the Disclosure Schedule lists all of the Registered Trademarks and domain names and domain name registrations owned by the Seller and the Parent (in each case, to the extent such Registered Trademarks, domain names and domain registrations are included in the Assets), setting forth in each case the jurisdictions in which Registered Trademarks and domain names and domain name registrations have been registered and trademark and domain name applications for registration have been filed and all other Trademarks owned by the Seller and the Parent (in each case, to the extent such other Trademarks are included in the Assets) or used in connection with any Seller Products or in the conduct of the business of the Seller(other than Trademarks used solely in the Excluded Business).  Part 3.29(a)(ii)(B) of the Disclosure Schedule lists all of the Registered Trademarks, all other Trademarks and all domain names used in connection with any Seller Products or in the conduct of the business of the Seller (other than Trademarks and domain names used solely in the Excluded Business) in each case in which the Seller and the Parent have any right, title or interest, other than those owned by the Seller and the Parent (including without limitation interest acquired through a license or other right to use), setting forth each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by the Seller and the Parent.

                        (iii)               Part 3.29(a)(iii)(A) lists all of the Registered Copyrights owned by the Seller and the Parent (in each case, to the extent such Registered Copyrights are included in the Assets), setting forth in each case the jurisdictions in which such Copyrights have been registered and applications for copyright registration have been filed and lists all proprietary software, middleware and firmware distributed by the Seller and the Parent (in each case, to the extent included in the Assets).  Part 3.29(a)(iii)(B) lists all of the Registered Copyrights in which the Seller and the Parent (in each case, to the extent such Registered Copyrights are included in the Assets) has any right, title or interest, other than those owned by the Seller and Parent and other than in Off-the-Shelf Software (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for Copyright registration have been filed, and the nature of the right, title or interest held by the Seller.

            (b)               The Seller and the Parent are the sole and exclusive owners of and have good, valid and marketable title to, free and clear of all IP Encumbrances, except for the Retained Know-How Rights and any Permitted Encumbrances, (i) all of the Seller Proprietary Rights identified in Parts 3.29(a)(i)(A) and 3.29(a)(iii)(A) of the Disclosure Schedule, (ii) except for Copyrights in Off-the-Shelf Software and Copyrights licensed to the Seller or the Parent by third Persons as disclosed in the Disclosure Schedule, all Copyrights in software, middleware and firmware used or distributed by the Seller and the Parent (in each case, to the extent included in the Assets), and (iii) all Trade Secrets owned by the Seller or the Parent (to the extent included in the Assets).  To the Knowledge of Parent and Seller, Seller and Parent have a valid, legally enforceable right to use, license, practice and otherwise exploit all Proprietary Rights identified in Parts 3.29(a)(i)(B), 3.29(a)(ii)(B), and 3.29(a)(iii)(B) of the Disclosure Schedule (to the extent such party indicates having such rights therein) and all other Proprietary Rights used by the Seller and the Parent (in each case, to the extent included in the Assets), other than those owned by the Seller and Parent (including without limitation any interest acquired through a license or other right to use).  To the Knowledge of Parent and Seller, the Seller Proprietary Rights identified in Part 3.29(a) of the Disclosure Schedule, together with the Trade Secrets used by the Seller and Parent (in each case, to the extent included in the Assets), constitutes all Proprietary Rights used or currently proposed by Seller to be used or necessary in connection with the conduct of the business of the Seller (other than the Excluded Business) as conducted prior to or on the date of this Agreement and as proposed to be conducted by the Seller, including without limitation as necessary or appropriate to make, use, offer for sale, sell or import the Seller Products; provided, however, that if Parent or Seller subsequently become aware of additional Proprietary Rights so used ("Additional Proprietary Rights"), Parent and Seller shall promptly convey all right, title and interest to such Additional Proprietary Rights to Purchaser in accordance with Section 5.9(a).  To the Knowledge of the Parent and the Seller, all Proprietary Rights used by the Seller and Parent (in each case, to the extent included in the Assets), other than those owned by the Seller and Parent  (including without limitation interests acquired through a license or other right to use, but excluding any Off-the-Shelf Software) are free and clear of IP Encumbrances and the Seller and Parent have not received any notice that any portion of such Proprietary Rights are subject to any IP Encumbrance.

            (c)                Part 3.29(c) of the Disclosure Schedule lists all oral and written contracts, agreements, licenses and other arrangements relating to any Seller Proprietary Rights or any Seller Products (other than this Agreement and the Ancillary Agreements), in each case unless solely related to the Excluded Business, as follows:

                        (i)                  Part 3.29(c)(i) lists any agreement, contract, license or other arrangement, written or oral, (A) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Seller Product, with or without the right to sublicense the same; (B) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Proprietary Rights, with or without the right to sublicense the same granted to or granted by the Parent (solely with respect to the Seller's business (other than the Excluded Business) or any of the Assets) or Seller (in each case, other than licenses granted to the Parent or Seller for Off-the-Shelf Software); (C) regarding joint development of any Seller Products or Proprietary Rights; (D) by which the Parent or the Seller grants any ownership right or title to any Seller Proprietary Rights owned by the Parent (solely with respect to Seller or any of the Assets) or Seller or by which the Parent or Seller is assigned or granted an ownership interest in any Proprietary Rights (solely with respect to the Parent to the extent included in the Assets) other than agreements with employees and contractors that assign or grant to the Parent or Seller  ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; (E) under which the Parent or the Seller undertakes any ongoing royalty or payment obligations with respect to any Seller Proprietary Rights; (F) under which the Seller grants or receives an option or right of first refusal relating to any Proprietary Rights (other than Proprietary Rights related solely to the Excluded Business) or under which the Parent grants a right of first refusal with respect or relating to any Seller Proprietary Rights or any Assets; (G) under which any third party is granted any right to access or to use Seller Source Code, including without limitation to create derivative works of Seller Products; (H) pursuant to which the Parent or the Seller has deposited or is required to deposit with an escrow agent or any other Person any Seller Source Code or other Seller Proprietary Rights or any of the Assets, and further describes whether the execution of this Agreement or the consummation of any of the Transactions could reasonably be expected to result in the release or disclosure of any Seller Source Code; and (I) limiting the ability of the Parent (solely with respect to the Seller's business (other than the Excluded Business) or any of the Assets) or Seller to transact business (other than the Excluded Business) in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Seller Proprietary Rights (or any tangible embodiment thereof), including without limitation any covenant not to compete;

                        (ii)                Part 3.29(c)(ii) lists any agreement, contract, license or other arrangement, written or oral, to which the Parent or the Seller is a party and pursuant to which the Parent or Seller (in each case, solely with respect to Seller's business other than the Exclude Business) is authorized to use any Proprietary Rights owned by any Person, excluding nonexclusive licenses for Off-the-Shelf Software.  Except as set forth in Part 3.29(c)(ii) of the Disclosure Schedule, none of the Parent or Seller has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Seller Proprietary Rights (or any tangible embodiment thereof) or other Assets or the reproducing, making, using, selling, offering for sale, distributing or importing any Seller Products;

                        (iii)               Except as set forth in Part 3.29(c)(iii) of the Disclosure Schedule, neither the Parent nor Seller has entered into any written or oral contract, agreement, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights included in the Assets, other than indemnification provisions contained in standard sales agreements with customers or end users or other agreements arising in the ordinary course of business and copies of all Assumed Contracts containing such provisions have been delivered to Purchaser or its counsel;

                        (iv)              Part 3.29(c)(iv) of the Disclosure Schedule lists each Seller Product that contains any Public Software, a description of such Seller Product and the Public Software license applicable to such Seller Product.  Except as set forth in Part 3.29(c)(iv) of the Disclosure Schedule, no Public Software forms part of any software, firmware or middleware included in any Seller Product, and no Public Software was or is used in connection with the development of any Seller Product or is incorporated into, in whole or in part, or has been distributed by Seller (or, to the Knowledge of Seller and Parent, any third party, with, in whole or in part, any Seller Product; and

                        (v)                Neither the Parent nor Seller or to the Knowledge of Parent and Seller, any other Person, is in breach of any contract, agreement, license or other arrangement described in this Section 3.29(c) and none of the Parent or Seller has notified any Person and no Person has notified the Parent or Seller of any such breach.

            (d)               Except with respect to Proprietary Rights listed in Part 3.29(a)(ii)(A)-2 of the Disclosure Schedule or as set forth in Part 3.29(d) of the Disclosure Schedule:

                        (i)                  Neither the Parent nor Seller jointly owns, licenses or claims any right, title or interest with any other Person (other than Parent or Seller) of any Seller Proprietary Rights (other than Seller Proprietary Rights that relate exclusively to the Excluded Business).  To the Knowledge of Parent and Seller, no current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Parent or Seller has any right, title, claim or interest in, to or under any Seller Proprietary Rights in which the Parent (in each case, to the extent included in the Assets) or Seller has (or purports to have) any right, title or interest that has not been either (a) irrevocably assigned or transferred to Parent or Seller, or (b) licensed (with the right to grant sublicenses) to the Parent or Seller under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

                        (ii)                No Person has challenged or, to the Knowledge of Parent and Seller, threatened to challenge, and no Person has asserted or made a demand or, to the Knowledge of Parent and Seller, threatened to make a claim or a demand, nor is there any pending proceeding nor, to the Knowledge of Parent and Seller, are there any facts which could reasonably be expected to give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) any right, title or interest of the Parent or Seller in, to or under any Seller Proprietary Rights, (b) any contract, agreement, license or and other arrangement under which the Parent or Seller claims any right, title or interest under any Seller Proprietary Rights or restricts in any material respect the use, manufacture, transfer, sale, delivery or licensing by the Parent or Seller of the Seller Proprietary Rights or Seller Products, or (c) the validity, enforceability or claim construction of any Patents forming part of the Assets or any Seller Proprietary Rights.

                        (iii)               Neither the Parent nor Seller is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting the use, transfer or licensing of any Seller Proprietary Rights by the Parent or Seller, the use, manufacture, transfer, sale or licensing of any Seller Product by the Parent or Seller, or which might affect the validity, use or enforceability of any Seller Proprietary Rights;

                        (iv)              No Seller Proprietary Rights owned by or exclusively licensed to the Parent (in each case, to the extent included in the Assets) or Seller have been infringed or misappropriated by any Person.  There is no unauthorized use, disclosure or misappropriation of any Seller Proprietary Rights included in the Assets by any Person, including without limitation any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Parent or Seller.

                        (v)                All Patents and Registered Copyrights owned by the Parent (in each case, to the extent included in the Assets) or Seller and all Patents, Registered Copyrights and Registered Trademarks licensed to the Parent or Seller (in each case, to the extent included in the Assets), other than non-exclusive licenses to Off-the-Shelf Software, (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and payment of fees in compliance with the legal and administrative requirements of the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto in any jurisdictions which such procedures are available.

            (e)                Except as set forth in Part 3.29(e) of the Disclosure Schedule:

                        (i)                  All Patents in which the Parent (to the extent included in the Assets) or the Seller, has any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the submission of all necessary filings and fees in compliance with the legal and administrative requirements of the appropriate Governmental Entity, and have not lapsed, expired or been abandoned;

                        (ii)                (A) all Patents owned by the Parent (to the extent included in the Assets) or Seller, all Patents for which the Parent (to the extent included in the Assets) or Seller had or has the right to prosecute and/or maintain the Patents or the right to review and/or comment on any Patent and/or correspondence with the applicable Governmental Entity related to the Patents and all Patents exclusively licensed to the Parent (to the extent included in the Assets) or Seller, in each case have been prosecuted in good faith, are subsisting and in good standing and, to the Knowledge of Parent and Seller, disclose patentable subject matter, (B) there are no inventorship challenges to any such Patents nor does there exist, to the Knowledge of Parent and Seller, any fact that could lead to any such challenge, (C) no interference has been declared or provoked relating to any such Patents nor does there exist, to the Knowledge of Parent and Seller, any fact that could lead to such interference, (D) no opposition proceedings have been commenced related to such Patents in any jurisdictions which such procedures are available nor does there exist, to the Knowledge of Parent and Seller, any fact that could lead to any such opposition, (E) to the Knowledge of Parent and Seller, all Issued Patents in the Seller Proprietary Rights are valid and enforceable nor does there exist, to the Knowledge of Parent and Seller, any fact that could lead to a finding of invalidity or unenforceability, and (F) all maintenance and annual fees have been fully and timely paid, and all fees paid, during prosecution and after issuance of any Patent have been paid in the correct entity status amounts, with respect to Issued Patents within the Seller Proprietary Rights;

                        (iii)               To the Knowledge of Parent and Seller, there is no material fact with respect to any Patent Application in which the Parent (to the extent included in the Assets) or Seller have any right, title or interest that would (i) preclude the issuance of an Issued Patent from such Patent Application (with valid claims no less broad in scope than the claims as currently pending in such Patent Application), (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (iii) cause the claims included in such Patent Application to be narrowed; and

                        (iv)              No inventorship challenge, interference, or claim of invalidity or unenforceability is pending or, to the Knowledge of Parent and Seller, threatened with respect to Patents included in the Seller Proprietary Rights.

            (f)                 The conduct of the businesses of the Parent (solely with respect to the Seller or the Seller Proprietary Rights) and Seller (in each case other than the Excluded Business) as conducted prior to or on the Closing Date, including without limitation the making, using, offering for sale, selling, otherwise distributing or importing of any Seller Product does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person, and no Person has asserted or, to the Knowledge of Parent and Seller, threatened a claim nor do there exist, to the Knowledge of Parent and Seller, any facts which could reasonably be expected to give rise to such a claim, nor has the Parent or the Seller received any notification that any Seller Product (or any Seller Proprietary Right embodied in any Seller Product) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person.

            (g)                To the Knowledge of Parent and Seller, other than with respect to the Trademarks listed on Part 3.29(a)(ii)(A)-2 of the Disclosure Schedule, there does not exist any fact with respect to the Trademarks included in the Seller Proprietary Rights that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Trademarks invalid or unenforceable.  To the Knowledge of Parent and Seller, there does not exist any fact with respect to any Copyrights included in the Seller Proprietary Rights that would (i) preclude the issuance of any Registered Copyright from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

            (h)                The Parent and the Seller have taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Parent (to the extent included in the Assets) and Seller have any right, title or interest and otherwise to maintain and protect the value of all such Trade Secrets.  Without limiting the generality of the foregoing, except as set forth in Part 3.29(h) of the Disclosure Schedule:

                        (i)                  All current and former employees of the Seller, as well as any current and former employees of the Parent who are or were involved in, or who have contributed to, the creation or development of any Seller Proprietary Rights or any Seller Product, have executed and delivered to the Parent or the Seller, as applicable, a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Parent or the Seller, as applicable, of any Proprietary Rights arising from services performed by such Persons, that is substantially similar to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Seller to Purchaser.  No such current employee of Parent or Seller and, to the Knowledge of Parent and Seller, no such former employee of Parent or Seller, has identified and excluded works or inventions made prior to his or her employment with the Parent or Seller, as applicable, from his or her assignment of inventions pursuant to such employee's Confidential Information and Invention Assignment Agreement, or other similar agreement, entered into with Parent or Seller, as applicable. To the Knowledge of Parent and Seller, no such current or former employee of Seller is in violation of any term of any such agreement;

                        (ii)                All current and former consultants and independent contractors to Seller, as well as any current and former consultants and independent contractors of the Parent, who are or were involved in, or who have contributed to, the creation or development of any Seller Proprietary Rights or any Seller Product have executed and delivered to the Parent or the Seller, as applicable, a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Parent or the Seller, as applicable, of any Proprietary Rights arising from services performed by such Persons, that is substantially similar to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by the Seller to the Purchaser.  No such current consultant or independent contractor of Parent or Seller and, to the Knowledge of Parent and Seller, no such former consultant or independent contractor of Parent or Seller, has identified and excluded works or inventions made prior to his or her service with the Parent or Seller, as applicable, from his or her assignment of inventions pursuant to such consultant or independent contractor's Confidential Information and Invention Assignment Agreement, or other similar agreement, entered into with Parent or Seller, as applicable.  Part 3.29(h)(ii) of the Disclosure Schedule sets forth a list of consultants and independent contractors used by the Parent or the Seller in connection with the conception, reduction to practice, creation, derivation, development, or making of any Seller Proprietary Rights or any tangible embodiments thereof.  To the Knowledge of Parent and Seller, no current or former consultant or independent contractor of Seller is in violation of any term of any such agreement;

                        (iii)               Except as disclosed as required under Section 3.29(c)(i) above and except for disclosures made in the ordinary course of business under the confidentiality and nondisclosure agreements listed in Section 3.29(h)(iii) of the Disclosure Schedule, neither the Parent nor the Seller has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Seller Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Seller Source Code; and

                        (iv)              Neither the Parent nor the Seller has disclosed any Trade Secrets in which the Parent (to the extent included in the Assets) or Seller has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof.

                        (v)                Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Parent (to the extent included in the Assets) or the Seller to any Person, including without limitation any Seller Product, contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components installed by Parent or Seller or, to the Knowledge of Parent and Seller, any other Person, which is designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

            (i)                  Reserved.

            (j)                 Except as set forth in Part 3.29(j) of the Disclosure Schedule, each Seller Product designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Parent or the Seller to any Person:

                        (i)                  conformed and complied in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Seller Products and, to the Knowledge of Seller and Parent, with all applicable legal requirements; and

                        (ii)                was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such Seller Product or other asset, product or system (or the operation or performance of either of the foregoing).

                        (iii)               the Disclosure Schedule contains an accurate and complete copy of the most recent "bug list" with respect to each product, system, program or software module of each of the Seller Products.

            (k)               Neither Parent nor Seller have provided any installation services, programming services, repair services, maintenance services, support services, training services, upgrade services or other services in each case with respect to the Seller Products.

            (l)                  No customer or other Person has asserted or, to the Knowledge of Parent and Seller, threatened to assert any claim against the Parent (solely with respect to the Seller Products) or the Seller (i) under or based upon any warranty provided by or on behalf of the Parent (solely with respect to the Seller Products) or the Seller, or (ii) under or based upon any other warranty relating to any Seller Product.

            (m)              Neither the Parent nor the Seller is or has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Parent or the Seller to grant or offer to any other Person any license or right to any Proprietary Rights, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by the Parent or the Seller or any Affiliate thereof after the date of this Agreement.

            (n)                No funding, facilities or personnel of any Governmental Entity were used by Seller, directly or indirectly, to develop or create, in whole or in part, any Seller Proprietary Rights or any Seller Product.

            (o)               Except for credit terms extended in the ordinary course of business, neither the Parent nor Seller have agreed to provide vendor financing with respect to the sale of any Seller Products.

            (p)               To the Knowledge of Parent and Seller, neither Parent (with respect to Seller or any Seller Proprietary Rights) nor Seller have taken an action or failed to take an action that operates in such a way that would give rise to a laches or equitable estoppel claim by any Person that would result in the avoidance of a claim of infringement by Parent or Seller against any such Person.  In the conduct of its business, including without limitation the using, making, selling, offering for sale or importing any Seller Products, neither Parent (with respect to Seller or any Seller Proprietary Rights) nor Seller are relying on any action or omission by any Person that operates in such a way that would give rise to a laches or equitable estoppel claim by Parent or Seller that would result in the avoidance of a claim of infringement by Parent or Seller.

            (q)               The information systems included in the Assets are (or as of the Closing will be) fully functional in all material respects on a standalone basis as a local area network only (without external connectivity to the internet or external email or voicemail capabilities) and as of the Closing will operate independently of all other networks and systems of Parent or Seller without any known dependencies on such networks or systems, or services, provided by Parent, Seller or any third party.  The equipment listed on Schedule 3.29(q) is included in the Assets and constitutes all of the equipment required to operate such information systems in such manner.

Section 3.30          Labor Matters.

            (a)                There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Parent and the Seller, threatened against or affecting the Seller, and during the past five years there has not been any such action.

            (b)               Neither of Parent (solely with respect to the Seller) or Seller is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Seller.

            (c)                No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Seller; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

            (d)               None of the employees of the Seller is represented by any labor organization and, to the Knowledge of Parent and the Seller, there have been no union organizing activities among the employees of the Seller within the past five years.

            (e)                A true and complete copy of each written personnel policy, rule and procedure generally applicable to employees of the Seller has been delivered to the Purchaser.

            (f)                 Each of Parent (solely with respect to the Seller) and Seller is, and has at all times been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

            (g)                There is no unfair labor practice charge or complaint against Parent (solely with respect to the Seller) or Seller pending or, to the Knowledge of Parent and the Seller, threatened before the National Labor Relations Board or any similar state or foreign agency.

            (h)                To the Knowledge of Parent and the Seller, no charge with respect to or relating to the Parent (solely with respect to Seller's employees) or the Seller is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

            (i)                  Neither Parent (solely with respect to the Seller) nor Seller has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Seller, and no such investigation is in progress.

            (j)                 There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Parent and the Seller, threatened in any forum by or on behalf of any present or former employee of the Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

            (k)               Since the enactment of the WARN Act, (i) neither of Parent (solely with respect to the Seller) nor Seller has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, (ii) there has not occurred a "mass layoff' (as defined in the WARN Act) affecting any site of employment or facility of the Seller, (iii) the Seller has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) none of the Seller's employees has suffered an "employment loss" (as defined in the WARN Act) during the six-month period prior to the date hereof.

Section 3.31          Personnel.  The Disclosure Schedule sets forth a true and complete list of the names, titles and dates of employment of all employees of the Seller (other than the Excluded Employees).  On November 30, 2006, Seller delivered to Purchaser a true and complete list of current salaries and other compensation of all employees of the Seller (other than the Excluded Employees) and the wage rates for non-salaried and non-executive salaried employees of the Seller by classification (other than the Excluded Employees).  To the Knowledge of Parent and the Seller, no officer, key employee or group of employees has any plans to terminate employment with the Seller.

Section 3.32          Potential Conflict of Interest.  Neither Seller nor, to the Knowledge of Parent and Seller, any employee of Seller, owns or holds, directly or indirectly, any interest in (excepting holdings of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Seller or which conducts a business similar to that conducted by the Seller.  To the Knowledge of Parent and Seller, no officer, director or employee of Parent or Seller has any material interest in any of the Assets or any property, real or personal, tangible or intangible, used in or pertaining to the business of the Seller.

Section 3.33          Propriety of Past Payments.  To the Knowledge of Parent and Seller (a) no unrecorded fund or asset of Seller has been established for any purpose, (b) no accumulation or use of corporate funds of the Seller has been made without being properly accounted for in the books and records of the Seller, (c) no payment has been made by or on behalf of the Seller with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment, and (d) none of Parent (solely with respect to the Seller) or Seller, any director, officer, employee or agent of the Parent (solely with respect to the Seller or any of the Assets) or Seller or any other Person associated with or acting for or on behalf of the Parent or Seller has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Parent (solely with respect to the Seller) or Seller, in securing business, (ii) to pay for favorable treatment for business secured for the Parent (solely with respect to the Seller) or Seller, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Parent (solely with respect to the Seller or any of the Assets) or Seller or (iv) otherwise for the benefit of the Parent (solely with respect to the Seller of any of the Assets) or Seller, in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property).  None of Parent (solely with respect to the Seller or any of the Assets) or Seller or any current director, officer, agent, employee of the Parent, Seller or other Person acting on behalf of the Parent (solely with respect to the Seller or any of the Assets) or Seller , has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

Section 3.34          Product Liability.  There are not presently pending, or, to the Knowledge of Parent and the Seller, threatened, and, to the Knowledge of Parent and the Seller, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Seller Product manufactured, distributed or sold by or on behalf of the Parent (solely with respect to the Seller or any of the Assets) or Seller.  Neither Parent (with respect to the Seller or any of the Assets) nor Seller has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

Section 3.35          Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

Section 3.36          Full Disclosure.  Neither Parent nor Seller has failed to disclose to Purchaser in this Agreement or the Disclosure Schedule any facts material to the Assets or Seller's business (other than the Excluded Business).  No representation or warranty by Parent or the Seller contained in this Agreement, the Disclosure Schedule, certificate, or other writing furnished by Parent or Seller to Purchaser pursuant to the provisions hereof or in connection with the Transactions, contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser represents and warrant to Parent and the Seller that:

Section 4.1              Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Material Adverse Effect on the ability of Purchaser to consummate the Transactions.

Section 4.2              Authorization.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to which it will be a party) and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements (to which it will be a party) and the consummation of the Transactions have been duly authorized by Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement, the Ancillary Agreements (to which it will be a party) or the consummation of the Transactions.  No vote of, or consent by, the holders of any class or series of capital stock or Voting Debt issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement, the Ancillary Agreements (to which it will be a party) or the consummation by it of the Transactions.

Section 4.3              Binding Agreement.  This Agreement has been, and the Ancillary Agreements to which it will be a party will be, duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Parent and Seller, this Agreement constitutes, and each Ancillary Agreement to which it is a party will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4              Consents and Approvals; No Violations.  Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it will be a party by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation,  the bylaws or similar organizational documents of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including, without limitation, consents from parties to loans, contracts, leases and other agreements to which Purchaser is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Purchaser to consummate the Transactions.

Section 4.5              Brokers or Finders.  Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE V
COVENANTS

Section 5.1              Interim Operations of the Seller.  Parent and the Seller hereby covenant and agree that, from the date of this Agreement and continuing until the earlier of the termination of this Agreement as provided herein or the Closing, except (i) as expressly provided in this Agreement or any Ancillary Agreement, or (ii) as may be agreed in writing by Purchaser:

            (a)                the business of the Parent (solely with respect to the Seller and any of the Assets) and Seller shall be conducted in substantially the same manner as heretofore conducted and only in the ordinary course, and Parent and Seller shall use commercially reasonable efforts to preserve the Assets and the business organization of the Seller intact, keep available the services of the current officers and employees of the Seller, pay or perform all obligations as they become due and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Parent (solely with respect to the Seller or any of the Assets) and Seller, to the end that the goodwill and ongoing business of the Seller shall not be impaired in any material respect at the Closing Date.  The Parent (solely with respect to the Seller and the Assets) and Seller shall not institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation (including, but not limited to, with respect to the collection of accounts receivable) or engage in any transaction or activity other than changes in the ordinary course of business and consistent with past practice;

            (b)               Seller shall not:  (i) amend its certificate of incorporation or bylaws or similar organizational documents, (ii) issue, sell, transfer, or permit the transfer of, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, (iii) declare, set aside or pay any distribution payable in any Assets with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock, or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

            (c)                none of the Parent (solely with respect to the Seller or any of the Assets) or Seller shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice,

            (d)               none of the Parent (solely with respect to the Seller or any of the Assets) or Seller shall:  (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume short-term Indebtedness exceeding $50,000 in the aggregate from the date hereof until the Closing; (ii) modify the terms of any Indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in the Disclosure Schedule as being in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate); (vi) write down the value of any inventory or write off as uncollectible any notes or accounts receivable (in each case other than in the ordinary course of business in amounts consistent with past practice); or (vii) change any of the banking or safe deposit arrangements described or referred to in the Disclosure Schedule;

            (e)                neither the Parent (solely with respect to the Seller or any of the Assets) or the Seller shall lease, license, mortgage, pledge, or encumber any assets other than in the ordinary and usual course of business and consistent with the past practice or transfer, sell or dispose of any assets other than in the ordinary and usual course of business and consistent with past practice or dispose of or permit to lapse any rights to any Seller Proprietary Rights;

            (f)                 neither of Parent (solely with respect to Seller) nor Seller shall make any change in the compensation payable or to become payable to any of the officers, employees, agents or consultants of the Seller (other than normal recurring increases in the ordinary course of business consistent with past practice in wages payable to employees who are not officers of the Seller) or to Persons providing management services to the Seller, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of the officers, employees, Affiliates, agents or consultants of the Seller or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

            (g)                none of the Parent (solely with respect to the Seller) or the Seller shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser;

            (h)                neither Parent (solely with respect to the Seller) nor the Seller shall acquire any material assets or a license therefor other than in the ordinary course of business consistent with past practices or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing contracts or agreements or that, in the aggregate, would not exceed $50,000 during any fiscal quarter;

            (i)                  none of the Parent (solely with respect to Seller or any of the Assets) or the Seller shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

            (j)                 Parent and Seller shall file, on a timely basis, with appropriate taxing authorities all Tax Returns required to be filed prior to the Closing Date and pay all Taxes when due;

            (k)               none of the Parent or the Seller shall (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

            (l)                  Parent and the Seller shall continue the prosecution and registration process with respect to any Seller Proprietary Rights in which Parent or Seller has (or purports to have) any right, title or interest;

            (m)              none of Parent or the Seller shall enter into or amend any agreements pursuant to which any Seller Proprietary Rights are transferred to any Person or any other party is granted rights of any type or scope with respect to any of Seller's Products or Seller Proprietary Rights;

            (n)                none of Parent (solely with respect to Seller or any of the Assets) or the Seller shall sell, lease, license or otherwise dispose of or encumber any of the Assets that are material, individually or in the aggregate, to Seller's business, taken as a whole, except in the ordinary course of business consistent with past practice;

            (o)               neither Parent (solely with respect to Seller) nor Seller shall make any capital expenditures, capital additions or capital improvements, in excess of $50,000 individually or $100,000 in the aggregate;

            (p)               none of Parent (solely with respect to Seller or any of the Assets) or the Seller shall terminate or waive any right of substantial value, other than in the ordinary course of business;

            (q)               none of Parent (solely with respect to Seller or any of the Assets) or the Seller shall commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Parent or Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Assets or Seller's business, provided that it consults with Purchaser prior to the filing of such a suit or (iii) for a breach of this Agreement;

            (r)                 none of Parent or the Seller shall revalue any of the Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

            (s)                none of Parent or Seller shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VI not being satisfied, or would make any representation or warranty of Parent or the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Parent, the Seller or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

            (t)                 none of Parent or Seller shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Section 5.2              Access, Confidentiality.

            (a)                Between the date of this Agreement and the Closing, Parent and Seller shall (i) afford Purchaser and its authorized representatives reasonable access to the Assets and the facilities of the Seller, and to all books and records relating thereto (ii) permit Purchaser to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information concerning the Parent (solely with respect to the Seller and the Assets) and the Seller as Purchaser may from time to time reasonably request.  Purchaser and its authorized representatives shall use reasonable efforts to conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Parent and the Seller.

           (b)               Purchaser and its authorized representatives (including its designated engineers, or consultants) may at reasonable times and with Parent's prior consent (which may be either oral or written), which consent shall not be unreasonably withheld, enter into and upon all or any portion of the Assets in order to investigate and assess the environmental condition of the Assets and such properties or the business of the Seller conducted thereat.  Such investigation by Purchaser may include the performance of noninvasive and nondestructive tests or other procedures (hereinafter "Phase II Testing") relating to environmental conditions or Materials of Environmental Concern and Purchaser shall provide to Parent and Seller any scope of work relating to such Phase II Testing prepared by an environmental consulting firm for Parent's and Seller's review.  Purchaser shall not conduct any Phase II Testing without receipt of Parent's and Seller's approval.  Parent and Seller shall cooperate with Purchaser and its authorized representatives in conducting such investigation and shall allow Purchaser and its authorized representatives full access to the Assets and their properties and businesses.

            (c)                The provisions of the Confidentiality Agreement, to which Seller by signing this Agreement agrees to be bound, are hereby incorporated herein and shall remain binding and in full force and effect, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with a proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service in order to enforce any party's rights arising in connection with the termination of this Agreement pursuant to Section 7.2.  All obligations of the Purchaser under the Confidentiality Agreement with respect to the Assets purchased and Assumed Contracts shall terminate simultaneously with the Closing.  Except as otherwise provided herein or in the Ancillary Agreements, Parent and Seller shall, and shall cause their Subsidiaries and the consultants, advisors and representatives of itself and each of their Subsidiaries to, treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) all nonpublic, confidential or proprietary information concerning the Seller (other than the Excluded Assets and the Retained Know-How Rights) and the Assets, and Parent and the Seller shall not, and shall cause their Subsidiaries and the consultants, advisors and representatives of itself and each of their Subsidiaries not to, after the date hereof, use such information to the detriment of the Purchaser.

Section 5.3              Efforts and Actions to Cause Closing to Occur.

            (a)                Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser, Parent and the Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity.  In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

            (b)               Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each party hereto shall promptly inform the other parties of any communication received by such party from any Governmental Entity regarding any of the Transactions.  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.  To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Parent and Seller shall use commercially reasonable efforts to effect such transfers, amendments or modifications as soon as reasonably practicable.

            (c)                Parent and Seller shall use diligent and commercially reasonable efforts to obtain, prior to the Closing, (i) the unconditional consent to the Closing and the other Transactions of each lender to whom Parent (solely with respect to the Seller or any of the Assets) or Seller owes any Indebtedness if such consent is required under the instrument evidencing such Indebtedness, (ii) the unconditional release of each Person holding a mortgage or lien on any of the Assets; (iii) the unconditional consent to the Closing and the other Transactions of each lessor under each Lease relating to Real Property; (iv) the Required Contract Consents, and (v) the unconditional consent to the Closing and the other Transactions of each other party to each material contract (other than contracts included as a Required Contract Consent) with Parent (solely with respect to the Seller or any of the Assets) or Seller but only if and to the extent the failure to obtain such consent would materially and adversely affect the Parent or Seller, or the ability of Parent, Seller or Purchaser to consummate the Transactions or of Purchaser to conduct the business of Seller relating to the Assets following the Closing in substantially the same manner as conducted by Seller prior to the Closing.  All such releases and consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser at or prior to the Closing.

            (d)               In addition to and without limiting the agreements of the parties contained above, Parent, Seller and Purchaser shall take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act (if any) and use all commercially reasonable efforts to resolve such objections, if any, that may be asserted with respect to the Transactions under any antitrust law.

            (e)                Nothing in this Agreement shall be deemed to require any party (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business (except as specifically set forth in this Agreement), (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

Section 5.4              Notification of Certain Matters.

            (a)                From time to time prior to the Closing, Parent and/or Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  No supplement or amendment of the Disclosure Schedule made after the execution hereof by Purchaser pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement, except to the limited extent provided in Section 8.1(f).

            (b)               Purchaser on the one hand and Parent and Seller on the other hand shall give notice to each other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any failure of Parent or Seller, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

            (c)                Parent and Seller shall deliver to Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to Parent (solely with respect to the Seller or any of the Assets) or Seller and (ii) any closing agreements entered into by or on behalf of Parent or Seller relating to Parent (solely with respect to the Seller or any of the Assets) or Seller with any taxing authority, which come into the possession of Parent or Seller after the date hereof.

Section 5.5              No Solicitation of Competing Transaction.

            (a)                None of Parent or Seller shall (and Parent and Seller shall cause the officers, directors, employees, representatives and agents of Parent and Seller including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal.  None of Parent or Seller shall approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.  Upon execution of this Agreement, Parent and Seller shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and Parent and Seller shall request (or if Parent or Seller has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with Parent or Seller's efforts in connection with such potential transaction.  Parent and/or Seller shall immediately notify Purchaser of the existence of any Acquisition Proposal or inquiry received by Parent and/or Seller, and Parent and/or Seller shall immediately communicate to Purchaser the terms of any proposal or inquiry which Parent and/or Seller may receive (and shall immediately provide to Purchaser copies of any written materials received by Parent and/or Seller in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

            (b)               None of the Parent's or Seller's Board of Directors or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval by such Board of Directors or any such committee of this Agreement or the Transactions, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) authorize Parent or Seller to enter into any agreement with respect to any Acquisition Proposal.

Section 5.6              Hiring by Purchaser.  Purchaser may offer employment to such of the employees of the Seller, other than the individuals set forth on Schedule 5.6 hereto, as it may deem desirable or in its best interests to hire, but shall not be obligated to hire any employees of the Seller.  Purchaser shall be free in its sole discretion to hire persons previously employed by Seller.

Section 5.7              No Assumption of Labor Liabilities.  Purchaser shall not assume any labor agreements or any liabilities thereunder or the fringe benefit plans or any other liabilities which Parent or Seller may have with respect to any union or the employees of the Seller (including former employees) either on the date hereof or the date of the Closing, including liabilities of Parent or Seller with respect to payment of wages or pensions which may have accrued, vested or been earned prior to the Closing and liabilities of Parent or Seller to contribute to pension or other fringe benefit plans with respect to or on account of service prior to the Closing, and/or any other term or condition of employment presently enjoyed by employees of the Seller.

Section 5.8              Seller's Non-Compete.  Without the express prior written consent of Purchaser, none of Parent or Seller or any Subsidiary of Parent or Seller shall, at any time during the two-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, any business that designs, develops or sells products that implement or utilize Bluetooth wireless technology in any portable or mobile communications devices, other than the sale, support and maintenance of existing products that are Excluded Assets.  Parent and Seller hereby agree that none of the Parent or Seller or any Subsidiary of Parent or Seller will at any time during the two‑year period immediately following the Closing Date, solicit, seek to employ or otherwise hire any Person employed by Purchaser, or any Subsidiary of Purchaser, who is or was previously employed by Seller, or who worked on the Transactions on behalf of the Purchaser; provided, however, that general advertising and public notices in the ordinary course of business shall not be deemed to be a violation of the foregoing.

Section 5.9              Subsequent Actions.

            (a)                If at any time after the Closing Purchaser determines it is advisable that any deeds, bills of sale, instruments of conveyance, power of attorney, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Assets (including, but not limited to, any Additional Proprietary Rights) or otherwise to carry out this Agreement, Parent and/or Seller shall promptly execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

            (b)               After the Closing, each of Purchaser, the Parent and Seller shall:

                        (i)                  cooperate fully in preparing any Tax Returns of the Parent (solely with respect to the Seller or any of the Assets) and Seller and preparing for any audits of, or disputes or litigation with taxing authorities regarding, any Tax Returns with respect to the Parent (solely with respect to the Seller or any of the Assets) and Seller;

                        (ii)                make available to the others and to any taxing authority as reasonably requested all information and documents relating to Taxes of the Parent (solely with respect to the Seller or any of the Assets) and Seller;

                        (iii)               provide timely notice to the others in writing of any pending or threatened tax audits, assessments or litigation with respect to the Parent (solely with respect to the Seller or any of the Assets) or Seller for any taxable period for which the other party may have liability under this Agreement; and

                        (iv)              furnish the others with copies of all correspondence received from any taxing authority in connection with any tax audit or information request relating to the Assets or the Seller with respect to any taxable period for which the other may have liability under this Agreement.

            (c)                In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

Section 5.10          Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release with respect to this Agreement and the Transactions acceptable to Purchaser, Parent and Seller. Thereafter, unless otherwise permitted by this Agreement, none of Parent, Seller, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement or non-confidential disclosure (whether or not in response to an inquiry) with respect to this Agreement or the Transactions (or the terms hereof or thereof) without prior approval of the other party (which approval shall not be unreasonably withheld), except in response to a valid order of or request by a court, regulatory agency or other Governmental Entity as may be required by law.

Section 5.11          Mail Received After Closing.  Following the Closing, Purchaser may receive and open all mail addressed to the Parent or Seller and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Assets, Assumed Contracts or any of the obligations or liabilities assumed or incurred by Purchaser pursuant to this Agreement.  Purchaser shall promptly deliver or cause to be delivered to Parent or Seller all mail received by Purchaser after the Closing addressed to Parent or Seller or any Subsidiary of Parent which does not relate to such matters.

Section 5.12          Access to Books and Records.

            (a)                On and after the Closing, during normal business hours, and upon reasonable prior notice Parent and Seller will permit Purchaser and its auditors, through their authorized representatives, to have reasonable access to and examine and make copies of books and records of Parent and Seller relating to the Seller, the Assets or any of the Assumed Liabilities which are not delivered to Purchaser pursuant hereto (including correspondence, memoranda, books of account and the like) and relating to events occurring prior to the date hereof and to transactions or events occurring prior to the date hereof.

            (b)               Purchaser shall cooperate with Parent and Seller, at Parent's expense, and make available to Parent and Seller such documents, books, records or information transferred to Purchaser and relating to the Assets or Assumed Liabilities or to activities of the Parent or Seller prior to the Closing as Parent or Seller may reasonably require after the Closing in connection with any tax determination or contractual obligations to third parties or to defend or prepare for the defense of any claim against Parent or Seller or to prosecute or prepare for the prosecution of claims against third parties by Parent or Seller relating to the conduct of the business of the Seller prior to the Closing or in connection with any governmental investigation of Parent, Seller or any of its Affiliates.

            (c)                Each party will direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this section, provided that each party shall be reimbursed by the other for any out-of-pocket expenses which it may incur in rendering the services provided for in this section.  Each party agrees not to destroy any files or records which are subject to this section without giving reasonable notice to the other, and within 15 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

Section 5.13          Consignment Assets.  Parent and Seller will obtain, prior to the Closing, an acknowledgment from each supplier holding patterns, dies, tooling or other property included in the Assets for the benefit of Seller that such patterns, dies, tooling or other property or Assets will be held for the benefit of Purchaser following the Closing.

Section 5.14          Waiver of Bulk Sales Requirement.  Each of the parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.  Parent and Seller agree to pay and discharge in due course all claims made by creditors of Parent and/or Seller, except those expressly assumed by Purchaser pursuant hereto.

Section 5.15          Accounts Receivable.  If a debtor on any account receivable which is an Excluded Asset is also a debtor to Purchaser for shipments subsequent to the Closing and such debtor shall make any remittance, such remittance shall be deemed to be on account of the earliest unpaid invoice rendered to such debtor unless otherwise specifically designated by an account debtor who is contesting such earliest first invoice, in which event Purchaser shall give prompt notice therefor to Parent and/or Seller.  Parent and/or Seller shall promptly deliver (and endorse, if necessary) to Purchaser any checks or other payments which it receives on account of goods sold or shipped by Purchaser or which relate to the Assets.  Purchaser shall promptly deliver (and endorse, if necessary) to Parent and/or Seller any checks or other payments which it receives on account of goods sold or shipped by Parent and/or Seller prior to the Closing if the account receivable to which such payment relates is an Excluded Asset.

Section 5.16          Preparation and Filing of Tax Returns; Payment of Taxes.  To the extent not filed prior to the Closing Date, Parent and Seller shall prepare (or cause to be prepared), at its own cost and expense and in a manner consistent with past practice, all Tax Returns required to be filed by Parent or Seller with respect to the Assets for all Pre-Closing Periods.  Not less than twenty (20) business days prior to the date on which each such tax return is due to be filed (taking into account any applicable extensions), Parent or Seller, as applicable, shall deliver a draft of each such Tax Return to Purchaser for its review and consent.  Parent or Seller shall timely file (or cause to be timely filed) such Tax Return and Parent or Seller shall timely pay the amount due with the Tax Return to the appropriate taxing authority.

Section 5.17          Seller Facility.  Commencing upon the Closing and terminating on the latest to occur of (a) December 29, 2006, (b) the fifth business day following the Closing Date and (c) such other date as may be agreed in writing by Purchaser and Seller, Purchaser and its employees (including, but not limited to, the former employees of Seller) shall be entitled to utilize the Seller Facility in order to permit the orderly transition and relocation of all such employees to Purchaser's facilities.  During such period, Purchaser and its employees shall be free to use at the Seller Facility (at Purchaser's sole risk) the office supplies, telephones, facsimile machines, scanners, copiers, conference rooms, printers, servers, software and other office equipment and services located at the Seller Facility, which will be substantially equivalent to the equipment located at the Seller Facility prior to the Closing.  Purchaser shall use commercially reasonable efforts to vacate the Seller Facility as soon as reasonably practicable, and shall be responsible for any damage or injury to persons or property arising out of such use of the Seller Facility.  Purchaser shall, within thirty (30) days of receipt of an invoice from Seller, reimburse Seller for the payment of rent for the Seller Facility during the six-month period following the Closing Date (as such rent is in effect as of the date hereof); provided, however, that the obligation of the Purchaser shall be reduced or eliminated to the extent that the Seller is able to sublease or assign the lease of the Seller Facility, or otherwise collects or is relieved of amounts relating to such rental obligation; and, provided further, that Seller and the Parent shall use commercially reasonable efforts to sublease or assign the lease of the Seller Facility for the periods following such time as Purchaser and its employees vacate the premises, and to take such other action reasonably necessary to mitigate Parent's or Seller's rental obligations under such lease and the Purchaser's obligations hereunder.  Each party shall execute and deliver any documents and take any other action reasonably requested or required to effect the intent of this Section 5.17.

Section 5.18          Purchase Price Allocation.  Purchaser, Parent and Seller shall negotiate in good faith to reach an agreement, within sixty (60) days following the Closing, regarding the allocation of the Purchase Price among the Assets in compliance with Section 1060 of the Code and the regulations promulgated thereunder. To the extent an agreement is reached among the parties regarding the allocation of the Purchase Price, Purchaser, Parent and Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594 and any required amendments) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise.  In the event that the allocation agreed upon by the parties is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

Section 5.19          Financial Information.  Parent and Seller shall deliver to Purchaser, within ten (10) days following the Closing, detailed schedules setting forth the value of, and other requested information relating to, the following items with respect to the business of Seller and the Assets: (i) accounts receivable as of the Closing Date, including aging with customer details, together with copies of all outstanding invoices related thereto; (ii) inventory, including a breakdown between work in progress and finished goods; (iii) all prepayments, including with respect to prepaid software and other expenses, and detailed descriptions thereof; (iv) fixed assets, including a complete listing of such assets (including those on the books and those that have otherwise been expensed); (v) other assets (if any); and (vi) open purchase orders with a detailed list which sets forth the purchase order number, date, other party and amount of each purchase order, together with copies of all such purchase orders.

Section 5.20          Retained Rights.  From and after the Closing, Parent and Seller shall comply with the obligations set forth in Exhibit C with respect to the Retained Know-How Rights.  From and after the Closing, Parent and Seller shall retain the nonexclusive, royalty-free right to use the Registered Trademarks "SiW" and "SILICON WAVE" in connection with the continued marketing and sale of Seller Products in the Excluded Business in accordance with the term of this Agreement and substantially consistent with past practice, subject to compliance with Purchaser's trademark guidelines that may be reasonably in effect from time to time and provided to Parent.

Section 5.21          Additional Proprietary Rights.  If following the Closing Parent or Seller locates any copies of Bluetooth Know-How (in any format or media), then Parent or Seller shall promptly notify the Purchaser in writing and shall comply with any request from the Purchaser to deliver to the Purchaser or destroy (and certify in writing to Purchaser the destruction thereof) of such Bluetooth Know-How (subject to the Retained Know-How Rights).

ARTICLE VI
CONDITIONS

Section 6.1              Conditions to Each Party's Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

            (a)                No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be and remain in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect, either individually on one party or combined with two or more parties, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

            (b)               Governmental Approval.  Purchaser, Parent and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of the Transactions in at the Closing, including, without limitation, such approvals, waivers and consents as may be required under HSR.

Section 6.2              Conditions to Obligations of Purchaser to Effect the Closing.  The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

            (a)                Government Action.  There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity:

                        (i)                  seeking to prohibit or impose any material limitations on Purchaser's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of their businesses or assets or the Assets, or to compel Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any material portion of Assets or the business or assets of Purchaser or any of its Subsidiaries or Affiliates,

                        (ii)                seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Purchaser or any Subsidiary of Purchaser any damages that are material (in the sole determination of the Purchaser),

                        (iii)               seeking to impose material limitations on the ability of Purchaser, or any Subsidiary of the Purchaser, or rendering Purchaser unable to accept for payment or pay for or purchase some or all of the Assets or otherwise to consummate the Closing,

                        (iv)              seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Assets,

                        (v)                which otherwise is reasonably likely to have a Material Adverse Effect, or

                        (vi)              any other action taken by any Governmental Entity, other than the application to the Transactions of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

            (b)               Representations, Warranties and Covenants.  The representations and warranties of Parent and Seller in this Agreement shall be true and correct in all material respects (without regard to any qualification as to materiality contained in such representation or warranty), on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date); provided, however, that the satisfaction of the condition set forth in this Section 6.2(b) shall be determined without regard to any Transaction Event.

            (c)                Performance of Obligations.  Parent and Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

            (d)               Certificate of Officers.  Purchaser shall have received a certificate from each of Parent and Seller, executed on behalf of each such party hereto by the chief executive officer and chief financial officer of Parent and Seller, respectively, certifying that the conditions set forth in Sections 6.2(b) and 6.2(c) have been satisfied.

            (e)                Transfer Documents.  All documentation pursuant to which the Transactions are to be accomplished, including bills of sale, assignments and other documents or instruments of transfer, shall have been presented to Purchaser and their counsel for review and shall have been consistent with this Agreement and reasonably satisfactory in form and substance to Purchaser and their counsel prior to the consummation of the Transactions.  All of the Assets shall have been transferred or assigned from Parent and/or Seller to Purchaser free and clear of all Encumbrances (except Permitted Encumbrances, Encumbrances disclosed in this Agreement or the Disclosure Schedule, Assumed Liabilities and the Retained Know-How Rights), and Purchaser and its counsel shall have received evidences of such transfers reasonably satisfactory to them.

            (f)                 No Other Litigation.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions; (ii) relating to the Transactions and seeking to obtain from Purchaser any damages or other relief that would be material to Purchaser; or (iii) which would affect adversely the right of Purchaser to acquire and own the Assets.

            (g)                Employees.  The Seller shall have terminated, as of and conditioned upon Closing, the employment of all Seller employees offered employment by the Purchaser, and as of Closing at least ninety percent (90%) of such employees shall have agreed to accept employment with Purchaser, in each case on terms acceptable to Purchaser set forth in an offer letter in the form provided by Purchaser and each such individual shall have executed and delivered to Purchaser an offer letter in a form provided by Purchaser and a Proprietary Rights and Non-Disclosure agreement in the form provided by Purchaser; provided, however, that such ninety percent (90%) calculation shall not include any employee unless such employee's employment offer with Purchaser includes initial cash compensation no less favorable than such employee's cash compensation from Seller as of the date of this Agreement.

            (h)                Joint Defense Agreement.  The Purchaser, Parent and the Seller shall have entered into a Joint Defense Agreement in the form attached hereto as Exhibit A.

            (i)                  Indemnity Claims Agreement.  The Purchaser and Parent shall have entered into the Agreement Regarding Certain Indemnity Claims in the form attached hereto as Exhibit B.

            (j)                 Amendment of License Agreement.  The agreements set on Schedule 6.2(j) shall have been amended, effective as of the Closing, to provide for separate rights of Purchaser on the one hand and Seller and Parent on the other hand, as set forth on Schedule 6.2(j).

            (k)               Ancillary Agreements.  Parent and Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

            (l)                  Consents Obtained.  All consents and approvals of any Person necessary to the consummation of the Closing and the other Transactions, including Required Contract Consents and approvals from parties to loans, contracts, Leases or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

            (m)              Disruption of Financial Markets.  There shall not have occurred and be continuing on the Closing Date (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (iii) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions;

            (n)                Material Adverse Change.  There shall not have occurred any Material Adverse Effect, or any development that is reasonably likely to result in any Material Adverse Effect, other than a Transaction Event.

            (o)               Reserved.

            (p)               FIRPTA Certificate.  Purchaser shall have received (i) a certification of non-foreign status for the Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder and (ii) any other certifications which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of the Assets;

            (q)               Termination.  The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

            (r)                 Legal Opinion.  Womble Carlyle Sandridge & Rice, PLLC, counsel to Parent and Seller, shall have delivered to Purchaser an executed copy of the opinion, dated as of the Closing Date, in the form attached hereto as Exhibit D.

            (s)                Seller's Closing Deliverables.  At the Closing, Parent and Seller will deliver to Purchaser the following items:

                        (i)                  assignments and assumptions of contracts and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to counsel to Purchaser as shall be legally sufficient to vest in Purchaser, as applicable, good and marketable title to the Assets (including the Assumed Contracts);

                        (ii)                assignments of all of Seller Proprietary Rights (subject to the Retained Know-How Rights), including, but not limited to, the Patent Assignments in the form attached hereto as Exhibit E, and the Trademark Assignments in the form attached hereto as Exhibit F;

                        (iii)               duly executed Certificates of Officers from Parent and Seller in accordance with Section 6.2(d) hereof;

                        (iv)              all executed copies of the consents referred to in Section 5.3(c) hereof and all other Required Contract Consents;

                        (v)                the executed opinion of counsel to Parent and Seller in accordance with Section 6.2(s) hereof;

                        (vi)              a duly executed Bill of Sale, Assumption Agreement and each of the other Ancillary Agreements;

                        (vii)             all of the books and records of Parent and Seller relating to the Assets;

                        (viii)           a certification of non-foreign status for the Parent and Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

                        (ix)              any other certifications which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of the Assets; and

                        (x)                all other documents required to be delivered to Purchaser under the provisions of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser.  The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 6.3              Conditions to Obligations of Parent and the Seller.  The obligations of the Parent and the Seller to effect the Transactions are, at the option of Parent and the Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a)                Representations, Warranties and Covenants.  The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (without regard to any qualification as to materiality contained in such representation or warranty), on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

            (b)               Performance of Obligations.  Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

            (c)                Certificate of Officer.  Parent and Seller shall have received a certificate from Purchaser executed on behalf of Purchaser by an officer of Purchaser certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

            (d)               Delivery of Purchase Price.  Purchaser shall have delivered the Purchase Price to Seller in accordance with Section 1.2 hereof.

            (e)                Ancillary Agreements.  Purchaser shall have executed and delivered to Parent and Seller each of the Ancillary Agreements to which it is a party.

            (f)                 Purchaser's Closing Deliverables.  At the Closing, Purchaser will deliver to Seller the following items:

                        (i)                  the Purchase Price, subject to adjustment as provided in Section 1.2 above;

                        (ii)                the Certificate of Officer in accordance with Section 6.3(c) hereof;

                        (iii)               a duly executed copy of the Assumption Agreement;

                        (iv)              duly executed copies of each other Ancillary Agreements to be executed and delivered by Purchaser; and

                        (v)                such other documents as are required to be delivered by Purchaser to Parent and/or the Seller pursuant to this Agreement.

ARTICLE VII
TERMINATION

Section 7.1              Termination.  This Agreement and Transactions may be terminated or abandoned at any time prior to the Closing Date:

            (a)                By the mutual written consent of Purchaser, Parent and Seller;

            (b)               By Purchaser, Parent or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Assets and such order, decree, ruling or other action shall have become final and non-appealable, unless the party relying on such order, decree, ruling or other action has not complied in all material respects with its obligations under this Agreement.

            (c)                By Parent or Seller:

                        (i)                  if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten (10) days after the giving of written notice by Seller or Parent to Purchaser specifying such breach; or

                        (ii)                on or after December 29, 2006, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Parent or Seller.

            (d)               By Purchaser:

                        (i)                  if Parent or Seller shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2; or

                        (ii)                on or after December 29, 2006, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

Section 7.2              Effect of Termination.  In the event of the termination or abandonment of this Agreement and the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser, Parent or Seller except for fraud or any breach of this Agreement prior to such termination; provided, however, that the provisions of Section 5.2(c), 5.10 and 10 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.1              Indemnification; Remedies.

            (a)                Parent and Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of all Purchaser Losses.

            (b)               Parent and Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of any and all Taxes imposed upon the Purchaser of the Assets with respect or pursuant to (w) any Pre-Closing Period, (x) any Straddle Period, but only with respect to the Pre-Closing Straddle Period and in the manner provided in Section 8.1(c) hereof, (y) Treasury Regulations section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period or Pre-Closing Straddle Period and (z) a breach or inaccuracy in any representation contained in Section 3.25 of this Agreement or any covenant of Parent or Seller set forth in this Article VIII; provided, however, that such indemnification shall not apply or extend to any Taxes which are properly reflected as a liability in the Financial Information.  For purposes of calculating the Taxes imposed which relate to a Straddle Period and must be allocated between a Pre-Closing Straddle Period and a Post-Closing Straddle Period, the Taxes attributable to the Pre-Closing Straddle Period shall be computed as if such taxable period ended on and included the Closing Date and the Taxes attributable to the Post-Closing Straddle Period shall be computed as if such taxable period began on the day immediately following the Closing Date.

            (c)                Notwithstanding the indemnification obligations of Parent and Seller provided for under Sections 8.1(a) and 8.1(b) above, no claim for Purchaser Losses shall be made under Section 8 unless the aggregate of Losses exceeds $390,000 for which claims are made hereunder by the Purchaser Indemnified Persons in which case the Purchaser Indemnified Persons shall be entitled to seek compensation for all Losses without regard to such $390,000 limitation set forth in this Section 8.1(c); provided, however, that any claim for Losses arising out of or resulting from Section 8.1(b) above shall not be subject to such limitation and Purchaser shall immediately be entitled to be indemnified, and receive payment, for all Losses related thereto; provided, further, that the limitations set forth in this Section 8.1(c) shall not apply to Purchaser Losses (x) arising out of any breach by Parent or Seller of any representation or warranty contained in Section 3.1 through and including Section 3.5, or in Section 3.15, or (y) arising out of any material breach of any covenant to be performed by Parent or Seller pursuant hereto.

            (d)               Notwithstanding anything to the contrary in this Agreement, in no event will the aggregate liability of Parent and Seller for indemnification pursuant to Sections 8.1(a) and 8.1(b) above exceed the amount of the Indemnification Holdback.

            (e)                Purchaser shall indemnify and hold Parent and Seller harmless from and against, all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed on, sustained, incurred or suffered by Parent and Seller, directly or indirectly, by reason of or resulting from any and all Taxes with respect to the Assets imposed upon any Parent or Seller with respect or pursuant to (i) any taxable period beginning after the Closing Date and (ii) any Straddle Period, but only with respect to the portion of such Straddle Period which is a Post-Closing Straddle Period and in the manner provided in Section 8.1(b)(i) hereof.

            (f)                 In the event that a Transaction Event occurs following the date of this Agreement but prior to the Closing Date, for purposes of determining indemnifiable Purchaser Losses, such Transaction Event shall be treated as if it occurred following the Closing Date, such that, for purposes of the representations and warranties of Parent and Seller in Article III, notwithstanding anything to the contrary in this Agreement, no indemnifiable Purchaser Losses shall result solely from the existence of such Transaction Event as of the Closing Date, provided, however, the foregoing shall not limit any indemnifiable Purchaser Losses resulting from breaches of representations and warranties that otherwise occur as a result of such Transaction Event when it is treated as if it occurred following the Closing Date pursuant to this Section 8.1(f).

Section 8.2              Indemnification Holdback.

            (a)        At Closing, $5,850,000 of the Purchase Price will be held back by the Purchaser as security of the indemnification obligations of Parent and Seller under Section 8.1 hereof (the "Indemnification Holdback"); provided, however, that, subject to the other limitations set forth herein, Purchaser shall be entitled to seek indemnification hereunder following the release of the Indemnification Holdback.  Any portion of the Indemnification Holdback not previously released to Purchaser as a result of an indemnification claim by Purchaser shall be released to Seller at the end of the Holdback Period; provided, however, that a portion of the Indemnification Holdback, which, in the reasonable judgment of Purchaser, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to Parent and/or Seller prior to termination of the Holdback Period with respect to facts and circumstances existing prior to expiration of the Holdback Period, shall be retained by Purchaser until such claims have been resolved.

            (b)               On the Release Date, Purchaser shall pay to Seller any portion of the Indemnification Holdback not previously paid to Purchaser for indemnification hereunder, less the dollar amount equal to any portion of the Indemnification Holdback subject to retention by Purchaser in accordance with Section 8.2(a) with respect to any pending but unresolved indemnification claims of Purchaser.  Any portion of the Indemnification Holdback held as a result of this Section 8.2(b) shall be paid to Seller or retained by Purchaser (as appropriate) promptly upon resolution of each specific claim involved.

Section 8.3              Claims Upon Indemnification Holdback.  Upon delivery to Parent and/or Seller on or before the Release Date of an Officer's Certificate, Purchaser shall, subject to the provisions of this Article VIII, retain cash held in the Indemnification Holdback having a value equal to such damages.

Section 8.4              Objections to Claims.

            (a)                For a period of twenty (20) calendar days from and after delivery of any Officer's Certificate to the Parent and Seller, Purchaser shall take no action regarding the Indemnification Holdback hereof unless Purchaser shall have received written authorization from Parent or Seller to retain such portion of the Indemnification Holdback.  After the expiration of such twenty (20) day period, Purchaser shall retain the portion of the Indemnification Holdback or other property in the Indemnification Holdback in accordance with Section 8.3 hereof and Seller shall no longer be entitled to receive such amount hereunder, provided that no such retention may be made if Parent and Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Purchaser prior to the expiration of such twenty (20) day period.

            (b)               In case the Parent and Seller shall so object in writing to any claim or claims by Purchaser made in any Officer's Certificate, Purchaser shall have twenty (20) calendar days to respond in a written statement to the objection of Parent and Seller.  If after such twenty (20) day period there remains a dispute as to any claims, Parent, Seller and Purchaser shall attempt in good faith for thirty (30) calendar days to agree upon the rights of the respective parties with respect to each of such claims.  If Parent and Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared by Purchaser and signed by Purchaser, Parent and Seller.  Purchaser shall be entitled to rely on any such memorandum and shall retain the cash from the Indemnification Holdback in accordance with the terms thereof.

Section 8.5              Resolution of Conflicts.  If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.4, any of Purchaser, Parent or Seller may initiate formal legal action with the applicable court in San Diego, California or San Diego County, California to resolve such dispute.  The decision of the court as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8 hereof, the parties shall be entitled to act in accordance with such decision and the Purchaser shall be entitled to make or withhold payments out of the Indemnification Holdback in accordance therewith.

Section 8.6              Third-Party Claims.  In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against the Indemnification Holdback, Purchaser may initially assume the defense of such third-party claim.  Such defense shall be conducted by counsel chosen by Purchaser reasonably acceptable to Parent and Seller and at Purchaser's expense, provided that other than in connection with third party claims that relate in any way to the enforceability or validity of any of the Patents included in the Assets, if the claimed total amount of damages or potential amount of damages (as reasonably determined by Purchaser in its sole discretion) is less than the Holdback Amount, Parent and Seller shall be entitled, at their expense, to assume the defense of such claim with counsel chosen by Parent and at Parent's sole expense, provided that Purchaser shall be entitled, at its expense, to monitor or participate in the defense.  If Purchaser has assumed the defense of such third‑party claim, Purchaser shall not be entitled to settle any such claim without Parent's and Seller's prior written consent, which shall not be unreasonably withheld, unless Purchaser has assumed the defense of such third-party claim and as part of such settlement Parent and Seller are unconditionally released from all liability with respect to such third party claim.  If Parent or Seller has assumed the defense of such claim, neither Parent nor Seller shall be entitled to settle any claim without Purchaser's prior written consent, which shall not be unreasonably withheld, unless Purchaser is unconditionally released from all liability with respect to such third party claim.  In the event that Parent or Seller has consented to any such settlement, Parent and Seller shall have no power or authority to object under Article VIII or any other provision of this Section 8.6 to the amount of any claim by Purchaser for indemnity with respect to such settlement.

Section 8.7              Survival of Indemnification Claims.  The indemnification obligations set forth in this Article VIII shall survive the Closing.

Section 8.8              Tax Effect of Indemnification Payments.  All indemnity payments made by Parent or Seller to Purchaser Indemnified Persons, or by Purchaser Indemnified Persons to Parent or Seller, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 8.9              Effect of Investigation.  The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of Parent or Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at anytime, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 8.10          Survival of Covenants, Representations and Warranties.  Each of the covenants, representations and warranties of Parent and the Seller in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter until the expiration of twenty-seven (27) months following the Closing Date; provided, however, that (a) the representations, warranties, covenants, agreements and Closing certifications made by Parent and the Seller in (i) Section 3.1 with respect to due authority, (iii) Section 3.20 with respect to Environmental Laws and (v) Section 3.27 with respect to Taxes shall survive the execution and delivery of this Agreement and the Closing until the date which is ninety (90) days after the date on which the respective applicable statute of limitations has expired or indefinitely if no statute of limitation applies; (b) claims related to fraud or willful misconduct shall survive indefinitely; and (c) claims under Section 8.1(b) or related to subsections (ii) or (iv) of the definition of Purchaser Losses shall survive indefinitely.  There shall be no termination of any such representation or warranty as to which an Officer's Certificate has been delivered prior to the termination of such survival period.

ARTICLE IX
DEFINITIONS AND INTERPRETATION

Section 9.1              Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

"Acquisition Proposal" shall mean any proposal or offer made by any Person other than Purchaser or any Subsidiary of Purchaser to acquire the Assets, or any portion thereof, or all or a substantial part of the business properties of the Seller or any capital stock of Seller, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Seller, or operating or principal business unit of the Seller, and shall not include a proposal or offer to acquire all or substantially all the assets or stock of Parent on terms which do not interfere with the consummation of the Transactions.

"Additional Proprietary Rights" shall have the meaning set forth in Section 3.29(b).

"Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

"Agreement" or "this Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits, Schedules and Appendices hereto and the Disclosure Schedule.

"Ancillary Agreements" shall mean each of the following agreements or other documents delivered into connection with the consummation of the Transactions: the Assumption Agreement, the Bill of Sale, the Joint Defense Agreement, the Agreement Regarding Certain Indemnity Claims, the Patent Assignments and the Trademark Assignments.

"Assets" shall mean all of the property, assets, Proprietary Rights, goodwill and business as a going concern of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, which is owned or leased by Seller, including, but not limited to, all assets relating to the Bluetooth 2.0 Enhanced Data Rate (EDR) products with HCI Interface (including, but not limited to, the RF1722A/B, RF4020, RF4050, RF4100, RF4113 and RF4120 products), all associated Bluetooth-related Proprietary Rights, and all inventory and receivables related to such products, as well the property, assets and rights of Parent related to the foregoing products and business of the Seller (including Seller Proprietary Rights), in each case including, but not limited to, the property, assets and rights of Parent and Seller set forth on Schedule 9.1(A) attached hereto.  The term Assets shall not include any property, asset or right which is an Excluded Asset.

"Associate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

"Assumed Contracts" shall mean the contracts set forth on Schedule 9.1(B).

"Assumed Liabilities" shall mean only those liabilities set forth in the Assumption Agreement.

"Assumption Agreement" shall mean the Instrument of Assumption of Liabilities in the form attached hereto as Exhibit G.

"Bill of Sale" shall mean the Indenture, Bill of Sale and Assignment attached hereto as Exhibit H.

"Bluetooth Know-How" shall mean all Bluetooth-related technology, software, firmware, schematics, know-how, documentation and the like, including, but not limited to, as set forth in Exhibit C.

"Closing" shall mean the closing referred to in Section 2.1.

"Closing Date" shall mean the date on which the Closing occurs.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Computer Software" shall mean computer software programs, databases and all documentation related thereto.

"Confidentiality Agreement" shall mean that certain Mutual Non‑Disclosure Agreement dated as of June 6, 2005 by and between the Parent and the Purchaser.

"Copyrights" shall mean all copyrights, copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties.

"Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Seller Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

"Defenses and Claims" shall mean defenses, set-offs or counterclaims which Parent or Seller may have had or which Purchaser or any Affiliate or Subsidiary of Purchaser shall have (to the extent relating to the Assumed Liabilities) to any of the Assumed Liabilities.

"Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared by the Parent and the Seller and delivered to Purchaser simultaneously with the execution hereof.

"DOJ" shall mean the Antitrust Division of the United States Department of Justice.

"Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

"Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the release into the environment of any Materials of Environmental Concern, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law relating to the Assets.

"Environmental Law" shall mean each federal, state and local law and regulation relating to pollution and protection of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Parent or Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Assets" shall mean (i) cash and cash equivalents held by the Seller, (ii) the assets, property or other rights of Seller or Parent that are related solely to the Excluded Business (including all Seller Proprietary Rights (other than Seller's Trade Secrets and the Bluetooth Know-How, all of which are included in the Assets), inventory, receivables, and customer contracts, in each case solely to the extent related exclusively to the Excluded Business), (iii) the cash deposit related to the lease of the Seller Facility, (iv) the furniture, fixtures and office supplies located at the Seller Facility, (v) any Proprietary Rights of the Parent or any Subsidiary (other than Seller) that do not constitute Seller Proprietary Rights, (vi) any other property or asset of Parent or any Subsidiary (other than Seller) that is not used as of the date of this Agreement primarily for the benefit of the Seller in connection with the Assets of Seller being sold to Purchaser hereunder, or (vii) any other asset, property or other right of Parent or Seller that is set forth on Part 3.21(a) of the Disclosure Schedule (other than Seller's Trade Secrets and the Bluetooth Know-How, all of which are included in the Assets) or set forth on Schedule 9.1(E).

"Excluded Business" shall mean the business of Seller specifically and exclusively relating to the Bluetooth specification V1.2 qualified products listed on Schedule 9.1(F) attached hereto.

"Excluded Employees" shall mean the employees listed on Schedule 5.6.

"Financial Information" shall mean the financial information of Seller's business set forth in Schedule 9.1(C), including, but not limited to, schedules showing revenues by transferred product, fixed asset list, inventories and receivables included in the Assets, in each case as of and for the six-month period ended September 30, 2006.

"FTC" shall mean the United States Federal Trade Commission.

"GAAP" shall mean United States generally accepted accounting principles.

"Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

"Holdback Period" shall mean the eighteen (18) month period from and after the Closing Date.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

"Indemnification Holdback" shall have the meaning set forth in Section 8.2(a).

"IP Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including without limitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Issued Patents" shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body, including without limitation design patents.

"Knowledge of Parent and Seller" concerning a particular subject, area or aspect of the Assets or business or affairs of Parent and Seller shall mean the actual knowledge (and any knowledge that they would reasonably expect to acquire following review of relevant reasonably available business files and inquiry of any personnel of Seller having primary responsibility for such matters) of each of the following officers and employees of Parent and Seller:  Barry Church, Suzanne Rudy, Jerry Neal, Dave Lyon, Dave Favreau, Ralph Knupp, Robert Bruggeworth, William Priddy Jr., Philip Smith and, solely with respect to Section 3.29 hereof, William Pratt, Greg Hein, Mike Yin and Joel Linsky.

"Lease" shall mean each lease pursuant to which Parent (solely for the use or benefit of the Seller or any of the Assets) or Seller (solely with respect to any of the Assets) leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum).

"Material Adverse Effect" shall mean shall mean the occurrence or reasonably likely occurrence of any event, change, circumstance or effect that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects), is, or is reasonably likely to (A) be materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of any Person, entity or group, or (B) materially hinder or delay the ability of any Person, entity or group to consummate the transactions contemplated herein or the Purchaser's ability to use the Assets (in a substantially similar manner to the use by Seller) following the Closing.

"Materials of Environmental Concern" shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon that are subject to Environmental Laws.

"Off-the-Shelf Software" shall mean any software (other than Public Software) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee less than $10,000 per license and that was obtained by Parent or Seller in the ordinary course of business.

"Officer's Certificate" shall mean a certificate signed by any officer of Purchaser stating that with respect to the indemnification obligations of the Parent and Seller set forth in Section 8.1, Purchaser Losses exist and specifying in reasonable detail the individual items of such damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.

"Parent" shall mean RF Micro Devices, Inc., a North Carolina corporation.

"Patents" shall mean the Issued Patents and the Patent Applications.

"Patent Applications" shall mean all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Permitted Encumbrances" means (a) the lien of current Taxes not yet due, (b) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the Assets subject thereto or affected thereby, or otherwise impair business operations involving such Assets, (c) the Retained Know-How Rights, and (d) the license rights of Parent under that certain Patent License Agreement dated as of November 30, 2006 between Seller and Parent.

"Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

"Phase II Testing" shall have the meaning set forth in Section 5.2(b).

"Plan" means each of the following maintained or contributed to or required to be contributed to by Seller or its ERISA Affiliates to the extent it benefits current or former employees or directors of, or consultants or other service providers of Seller:  (A) a "plan" described in Section 3(3) of ERISA; (B) an arrangement that would constitute a "plan" described in Section 3(3) of ERISA but for the fact that it benefits persons other than employees; (C) a stock bonus, stock option, stock purchase, restricted stock, stock appreciation right, or other equity-based plan; or (D) an incentive, bonus, employment, deferred compensation, vacation, earned time off, sick time, retiree benefit, supplemental retirement, termination, salary continuation, severance, change in control, fringe benefit or other benefit plan not otherwise described in (A), (B) or (C).

"Post-Closing Straddle Period" shall mean the portion of a Straddle Period beginning the day after the Closing Date.

"Pre-Closing Period" shall mean a taxable period ending on or prior to the Closing Date.

"Pre-Closing Straddle Period" shall mean the portion of a Straddle Period ending on the Closing Date.

"Proprietary Rights" shall mean any and all of the foregoing in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets, (vii) Bluetooth Know-How, and (viii) all other ideas, inventions, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.  The term Proprietary Rights includes the right to sue for or assert claims against and remedies against past, present or future infringements of any or all of the foregoing and rights of priority and protection of interests therein.

"Public Software" shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

"Purchase Price" shall mean $39,000,000.

"Purchaser" shall mean QUALCOMM Incorporated, a Delaware corporation.

"Purchaser Indemnified Persons" shall mean Purchaser and its Affiliates, directors, officers, employees, attorneys, independent contractors and other agents.

"Purchaser Losses" shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same) incurred by any of the Purchaser Indemnified Persons that arise out of:

                        (i)                  any breach by Parent or Seller of any of its representations and warranties contained in or made by or pursuant to this Agreement as if such representations and warranties were made on and as of the Closing Date (except as set forth in Section 8.1(f) and except for such representations and warranties that speak specifically as of another date, which shall speak as of such other date);

                        (ii)                any of the events, circumstances or conditions described in Section 3.19 hereof, any pollution or threat to human health or the environment that (A) is related in any way to the Parent's or Seller's (or any other owner's or operator's) management, use, control, ownership or operation of the Assets or the properties or businesses of the Seller prior to the Closing, including all on-site and off-site activities involving Materials of Environmental Concern, and (B) occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in the Disclosure Schedule; or any Environmental Claim against the Parent (solely with respect to the Seller or any of the Assets) or Seller or any Person whose liability for such Environmental Claim the Parent (solely with respect to the Seller or any of the Assets) or Seller has assumed or retained either contractually or by operation of law;

                        (iii)               any breach by Parent or Seller of any of its covenants in this Agreement; or

                        (iv)              any liabilities of Parent or the Seller other than the Assumed Liabilities (including, but not limited to, as described in Section 1.4).

provided, however, that the term "Purchaser Losses" shall not include the matters referred to in Section 8.1(b) hereof.

"Real Property" shall mean all real property that is owned, leased or used by Parent or Seller for the use or benefit of the Seller or that is an asset of the Seller.

"Registered Copyrights" shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

"Registered Trademarks" shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

"Release Date" shall mean a date no later than three (3) business days after the termination of the Holdback Period.

"Required Contract Consents" shall mean all consents to the assignment of the contracts set forth on Schedule 9.1(D) attached hereto.

"Retained Know-How Rights" shall mean the rights of Parent and Seller to utilize Bluetooth Know-How as set forth in, and in accordance with, Exhibit C attached hereto.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"SEC" shall mean the United States Securities and Exchange Commission.

"Seller" shall mean RFMD WPAN, Inc., a Delaware corporation.

"Seller Facility" shall mean Seller's facilities located in San Diego, California, including, but not limited, to the premises leased by Seller located at 62256 Greenwich Drive, San Diego, California.

"Seller Product(s)" shall mean each and all of the products of the Seller (including without limitation all components, parts, integrated circuits or elements thereof, chemicals, compositions, tools, kits (including without limitation tool kits, drug kits and screening kits), drugs, animals, plants, software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, manufactured, assembled, sold, leased, installed, repaired, licensed or otherwise made available by the Parent or Seller or any services performed by the Parent or Seller), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product "road map" of the Seller or otherwise incorporating any Seller Proprietary Rights.

"Seller Proprietary Rights" shall mean any Proprietary Rights owned by or licensed to the Parent (for the benefit of the Seller) or Seller or otherwise used in the business of the Seller.

"Seller Source Code" shall mean the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any portion, aspect or segment of any source code, owned by or licensed to any of the Parent (for the benefit of Seller) or Seller or otherwise used by the Seller in the conduct of its business (other than such source code (or portion, aspect or segment thereof) used exclusively in the Excluded Business).

"Straddle Period" shall mean any taxable period beginning before the Closing Date and ending after the Closing Date.

"Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

"Tangible Personal Property" means all machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property of every kind owned or leased by Parent or Seller and included in the Assets.

"Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

"Tax Contest" shall mean any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

"Tax Claim" shall mean a claim for indemnification or defense arising out of Section 8.1(b)(i), including reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Section 8.1(b)(i).

"Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

"Trade Secrets" shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

"Trademarks" shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.

"Transaction Event" shall mean an event, change, circumstance or effect arising directly from, directly attributable to or as a direct result of the execution of this Agreement or the public announcement of this Agreement and the Transactions.

"Transactions" shall mean all the transactions provided for or contemplated by this Agreement and the Ancillary Agreements.

"Transfer Taxes" shall mean all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

"Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

"WARN Act" shall mean the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101).

"Withholding Taxes" shall mean any Taxes required to be withheld and paid by Purchaser for the account of the Parent or the Seller with respect to the Purchase Price.

Section 9.2              Interpretation.

            (a)                When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

            (b)               Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

            (c)                The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

            (d)               The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (e)                A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

            (f)                 A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

            (g)                The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1          Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except that all Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by Parent or Seller.  The Parent shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated.

Section 10.2          Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Purchaser and Parent expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

                                                            (a)                if to Purchaser, to:

                                        QUALCOMM Incorporated
                                        5775 Morehouse Drive

                                        San Diego, California  92121
                                        Attention:  President
                                        Fax: (858) 658-2100
                                        Tel: (858) 587-1121

                                        with a copy to:
                                        DLA Piper US LLP
                                        4365 Executive Drive, Suite 1100
                                        San Diego, California  92121
                                        Attention: Cameron Jay Rains
                                        Fax: (858) 677-1401
                                        Tel: (858) 677-1476

                                                            (b)               if to Parent or Seller, to:

                                        RF Micro Devices, Inc.
                                        7628 Thorndike Road
                                        Greensboro, North Carolina  27409
                                        Attention:  President
                                        Fax:  336.931.7454
                                        Tel:  336.664.1233

                                        with a copy to:

                                        Womble Carlyle Sandridge & Rice, PLLC
                                        One West Fourth Street
                                        Winston-Salem, North Carolina  27101
                                        Attention:  Jeffrey C. Howland
                                        Fax:      (336) 733-8371
                                        Tel:       (336) 721-3516

Section 10.4          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5          Entire Agreement; No Third Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 10.6          Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7          Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to parties residing in California, without regard applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within San Diego County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and agrees that process may be served upon such party in a manner authorized by the laws of the State of California and waives, and covenants not to assert, or plead, any objection which such party might otherwise have such jurisdiction and process.

Section 10.8          Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.9          Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.10      Election of Remedies.  Neither the exercise of nor the failure to exercise a right of indemnification or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 10.11      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Purchaser, Parent and Seller  have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

QUALCOMM INCORPORATED

By:  /s/ WILLIAM E. KEITEL
Name: Willliam E. Keitel
Title:    Executive Vice President and CFO

RF MICRO DEVICES, INC.

By:  /s/ JERRY D. NEAL
Name:  Jerry D. Neal
Title:    Executive Vice President of Marketing
             and Strategic Development

RFMD WPAN, INC.

By:  /s/ ROBERT A. BRUGGEWORTH
Name:  Robert A. Bruggeworth
Title:    President

List of Omitted Schedules and Exhibits

to that certain

Asset Purchase Agreement, dated as of December 1, 2006,

by and among

QUALCOMM Incorporated, RF Micro Devices, Inc., and RFMD WPAN, Inc.

________________________________________________________________________

Pursuant to Item 601(b)(2) of Regulation S-K, RF Micro Devices, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit identified below to the Securities and Exchange Commission upon request.

OMITTED SCHEDULES

Article III Disclosure Schedule

            (i)         Schedule 3.1:               Authorization
            (ii)        Schedule 3.2:               Binding Agreement
            (iii)       Schedule 3.3:               Good Title Conveyed
            (iv)       Schedule 3.4:               Organization; Qualification of Parent and the Seller
            (v)        Schedule 3.5:               Consents and Approvals; No Violations
            (vi)       Schedule 3.6:               Governmental Authorization
            (vii)      Schedule 3.7:               Restrictions on Business Activities
            (viii)      Schedule 3.8:               Financial Information
            (ix)       Schedule 3.9:               Books and Records
            (x)        Schedule 3.10:             Accounts Receivable
            (xi)       Schedule 3.11:             Disputed Accounts Payable
            (xii)      Schedule 3.12:             Inventory
            (xiii)      Schedule 3.13:             Equipment Held by Suppliers
            (xiv)     Schedule 3.14:             Goods Held on Consignment
            (xv)      Schedule 3.15:             Absence of Certain Changes
            (xvi)     Schedule 3.16:             Title to Properties; Encumbrances
            (xvii)     Schedule 3.17:             Real Property
            (xviii)    Schedule 3.18:             Leases
            (xix)     Schedule 3.19:             Equipment
            (xx)      Schedule 3.20:             Environmental Matters
            (xxi)     Schedule 3.21:             Contracts and Commitments
            (xxii)     Schedule 3.22:             Customers and Suppliers
            (xxiii)    Schedule 3.23:             Insurance
            (xxiv)    Schedule 3.24:             Casualties
            (xxv)    Schedule 3.25:             Litigation
            (xxvi)    Schedule 3.26:             Compliance with Laws
            (xxvii)   Schedule 3.27:             Tax Matters
            (xxviii)  Schedule 3.28:             Employee Benefit Plans
            (xxix)    Schedule 3.29:             Intellectual Property
            (xxx)    Schedule 3.30:             Labor Matters

Article III Disclosure Schedule (continued)
            (xxxi)    Schedule 3.31:             Personnel
            (xxxii)   Schedule 3.32:             Potential Conflicts of Interest
            (xxxiii)  Schedule 3.33:             Propriety of Past Payments
            (xxxiv)  Schedule 3.34:             Product Liability
            (xxxv)   Schedule 3.35:             Brokers or Finders
            (xxxvi)  Schedule 3.36:             Full Disclosure

Schedule 5.6:                Excluded Employees
Schedule 6.2(j):            Required Amendments
Schedule 9.1(A):          Assets
Schedule 9.1(B):           Assumed Contracts
Schedule 9.1(C):          Financial Information
Schedule 9.1(D):          Required Contract Consents
Schedule 9.1(E):           Excluded Assets
Schedule 9.1(F):           Excluded Business
Schedule G:                  Assumed Liabilities
Schedule H-1:              Assets

OMITTED EXHIBITS

Exhibit A:         Form of Joint Defense Agreement
Exhibit B:          Form of Agreement Regarding Certain Indemnity Claims
Exhibit C:         Retained Know-How Rights
Exhibit D:         Form of Legal Opinion
Exhibit E:          Form of Patent Assignment
Exhibit F:          Form of Trademark Assignment
Exhibit G:         Instrument of Assumption of Liabilities
Exhibit H:         Indenture, Bill of Sale and Assignment